SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                   Advanced Communications Technologies, Inc.
                  ---------------------------------------------
             (Exact name of Registrant as specified in its charter)

     Florida                          7380                      65-0738251
 ---------------                ---------------              ----------------
(State or Other                (Primary Standard             (I.R.S. Employer
Jurisdiction of                    Industrial             Identification Number)
Incorporation or                Classification
Organization)                    Code Number)

                        19200 Von Karman Ave., Suite 500
                                Irvine, CA 92612
                                 (949) 622-5566
                  ---------------------------------------------
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                    Roger May
                      Chairman and Chief Executive Officer
                   Advanced Communications Technologies, Inc.
                        19200 Von Karman Ave., Suite 500
                                Irvine, CA 92612
                                 (949) 622-5566
      --------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

                             Jack H. Halperin, Esq.
                         Law Offices of Jack H. Halperin
                          317 Madison Ave., Suite 1421
                               New York, NY 10017
                                 (212) 378-1200

        Approximate date of commencement of proposed sale to the public:
      As soon as practicable after the effective date of this Registration
                                   Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
================================================================================
 Title of Securities                    Proposed Maximum     Amount of Aggregate
  To be Registered            No. of Shares  Offering Price (1)Registration Fee
--------------------------------------------------------------------------------
Common Stock (No par value) (2)  37,500,000  $ 12,000,000(3)     $3,000
Common Stock (No par value) (4)   2,000,000       640,000           160
Common Stock (No par value) (5)  10,000,000     3,200,000           800
Common Stock (No par value) (6)   2,000,000       640,000           160
Common Stock (No par value) (7)   5,000,000     1,500,000           375
Common Stock (No par value) (8)   1,500,000       480,000           120
Common Stock (No par value) (9)   1,500,000       480,000           120
Common Stock (No par value)(10)   5,000,000     1,500,000           375
                                                                 =========
                                                                 $5,110.00
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act. The closing price of the Company's Common Stock on the OTC Bulletin Board on July 27, 2001 was $.30.

(2) These shares are being offered by the Company. The price per share will vary based on the volume-weighted average daily price of Company's common stock during the draw down periods described in this registration statement. The purchase price will be equal to 85% of the volume-weighted average daily price for each trading day within such draw down pricing periods. The agreement allows for draw downs over a period of 24 months for amounts up to the lesser of (i) $1,000,000, or (ii) 4.5% of the 90 day weighted average price multiplied by the 90 day trading volume, per draw.

(3) This represents the maximum purchase price that Investor, Ltd. is obligated to pay Company under the common stock purchase agreement. The maximum net proceeds Company can receive is $11,262,000, net of a $720,000 cash placement fee payable to its placement agent over the draw down period and $18,000 in escrow fees payable to the Escrow Agent over the draw down period.

(4) These shares are issuable upon conversion of the Company's remaining 12% Secured Convertible Debentures and payment of other amounts due under the Debentures.

(5) The shares are owned by Advanced Technologies Communications Pty. Limited (ACT-Australia).

(6)   These shares are owned by officers and directors of the Company.

(7) These shares have been or will be sold at $.30 per share pursuant to a 506(d) private placement and are being registered for resale by the holders thereof.

(8)   Issuable upon exercise of the underlying warrants issued to Investor.

(9)   Issuable  upon  exercise of the  underlying  warrants  issued to Placement
      Agent.

(10) Issuable upon exercise of warrants issued to investors in the Rule 506 offering.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the
     Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                64,500,000 Shares

                   Advanced Communications Technologies, Inc.

                                  Common Stock

                                   ----------

This prospectus covers the issuance and potential resale of the following shares of the Company's Common Stock (i) 37,500,000 shares being sold by the Company;
(ii) 2,000,000 shares issuable upon conversion of the Company's remaining 12% Secured Convertible Debentures due April 30, 2000; iii) an aggregate of 5,000,000 Company shares of which 3,060,600 have been issued and an additional 1,939,400 to be subscribed for under a 506(d) private placement offering conducted by the Company and (iv) 8,000,000 shares issuable upon the exercise of warrants issued to investors in the Rule 506 offering, the Investor and the Placement Agent. This prospectus also covers the potential resale of 10,000,000 shares of the Company's Common Stock held by Advanced Technologies Communications Pty Limited (ACT-Australia), and up to 2,000,000 shares held by officers and directors of the Company (the "Selling Stockholders"). No portion of the proceeds of sales of the shares owned by ACT-Australia or the Selling Shareholders will go to the Company.

This prospectus relates to up to 37,500,000 shares of common stock that may be issued through a common stock purchase agreement with Investor, Ltd., a British Virgin Islands corporation, as further described in this prospectus and upon the exercise of warrants issued to Investor and Placement Agent in connection with the common stock purchase agreement. See "Common Stock Purchase Agreement" beginning on page 19.

The price at which we will sell the shares to Investor will be equal to 85% of the average of the volume weighted average price of our common stock over the twenty-two trading days immediately following our request to draw down an investment by Investor under the common stock purchase agreement. Investor and Placement Agent may resell those shares, and the warrant holders may resell shares issuable upon exercise of the warrants, using this prospectus.

Investor is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

Our common stock is listed on the OTC Bulletin under the symbol "ADVC". The last reported sales price for our common stock on the OTC Bulletin Board on July 27, 2001 was $0.30 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is August 14, 2001.

                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

                                TABLE OF CONTENTS

Until September 8, 2001 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding Company, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and the accompanying notes.

Summary of Operations

Advanced  Communications  Technologies,  Inc.  ("ACT" or the "Company")  (OTCBB:
ADVC), a Florida incorporated company, is a licensee of wireless telecommunications products. The Company, through a License Agreement, owns the exclusive North and South American marketing and distribution rights for next generation wireless telecommunications products being developed by the Company's affiliate in Australia, Advanced Communications Technologies (Australia) Pty Ltd. ("ACT-Australia"), which is owned 20% by the Company.

The core product that the Company will be distributing and marketing is SpectruCell, the first wireless communications platform that offers mobile communications network providers the flexibility of open architecture and seamless integration with the ability to process and transmit multiple protocols, such as AMPS, CDMA, TDMA, GSM, W-CDMA, UMTS, Mobile IP, Voice IP, 3G, etc. through one base station.

In addition to the Company's core product, the Company anticipates that it will have the ability to generate additional revenue through its joint venture subsidiary Australon (USA) Inc. and its equity holding in ACT-Australia.

Marketing and Distribution of Wireless Telecommunications Applications

The  Company  is  a  party  to  a  License  and   Distribution   Agreement  with
ACT-Australia (the "License Agreement"). The License Agreement grants the Company the exclusive right to license, market and distribute certain products developed by ACT-Australia and their affiliates in the United States, North America and South America. The License Agreement is effective for an indefinite term.

The core product of the Company is the SpectruCell multiple protocol wireless base station. This is a first of its kind communications platform that enables wireless network providers the flexibility of open architecture that allows seamless integration with the ability to process and transmit multiple protocols, such as AMPS, CDMA, TDMA, GSM, W-CDMA, UMTS, Mobile IP, Voice IP, 3G, etc. through one base station.

SpectruCell is one of the first technologies that utilizes the Software Defined Radio ("SDR") operating platform. This reduces the network providers' cost for on-going upgrades to 3G and beyond, as each upgrade will be software-based rather than hardware-based. This feature essentially makes SpectruCell implemented networks future proof. Importantly, SpectruCell will enable existing network providers to upgrade their current networks to the 3G platforms through the simple installation of a SpectruCell-based station at each of their cell sites.

Network providers implementing a SpectruCell network architecture are also assured of protecting their existing client base through continued support of their existing services (GSM, CDMA) while being able to support future 3G-based protocols like WCDMA, UMTS, etc. This flexible migration path for network operators means that they protect their existing financial asset while giving the operator both a technical and financial migration to 3G.

In addition to SpectruCell, the Company intends to market several other wireless and networking products that are being developed by ACT-Australia. These products include, but are not limited to:

      o     Spectrum  Efficient  Microwave  ("SEM")  that  delivers  high  speed
            capacity   communications  links  that  will  make  it  possible  to
            implement truly wireless networks;

      o Wireless Loop Technology that will provide wireless fixed network access compatible with both Voice Over Internet protocol ("VOIP") and Internet-based protocols;

      o Smart Antennas that will provide network carriers with the ability to increase their capacity by directing radio signals to an intended target rather than a general broadcasting shotgun approach; and

      o ACT2001 Network Provider, which is a complete network solution comprised of the SpectruCell multiple protocol wireless base station unit, the SEM and a Wireless Local Loop system. These products have the ability to be utilized individually, however, when combined, they have the ability to be a complete wireless network that will support individual or multiple wireless protocols.

Australon (USA), Inc. ("Australon (USA)")

Australon (USA) was incorporated on July 24, 2000 in the state of Delaware as a 50/50 joint venture with Australon Ltd. Australon Ltd, is an Australian company which was established in 1999 as Australon Enterprise Pty. Ltd. Following a reverse takeover by Australian Stock Exchange ("ASX") listed mineral explorer Gawler Gold and Mineral Exploration Limited (ASX code: GAW) in January 2001, the company was listed on the ASX on 15 January 2001 as Australon Ltd (code: AUR).

The core business of Australon Ltd. is the development of wireless automated meter reading, home and building automation remote control services, and wireless/fixed home gateway applications. Australon (USA) will license, market and distribute Australon Ltd developed applications to the North and South American marketplace. Australon (USA) will share the office facilities with the Company in the Company's California office. This will form the platform for the marketing and distribution of proprietary developed applications from Australon.

Advanced Communications Technologies (Australia) Pty Ltd ("ACT-Australia")

Advanced Communications Technologies (Australia) Pty Ltd is an Australian Corporation that was formed to develop and market a revolutionary new mobile wireless communication network technology known as SpectruCell. Currently the company directly employs over 100 systems engineer, with broad technical expertise spanning Digital Signal Processing (DSP), Radio Frequency (RF), Software and Hardware Development in its Melbourne Australia facilities.

On April 5, 2000 the Company entered into a Stock Purchase Agreement (the "Agreement") with ACT-Australia. Under the Agreement, the Company received 20% of the outstanding shares of ACT-Australia in exchange for 5,000,000 shares of the Company's Common Stock and $7,500,000 payable in installments. At March 31, 2001 and June 30, 2000, the book value of the Company's investment in ACT-Australia was $19,256,695 and $19,264,182, respectively. On September 29, 2000 and October 12, 2000, the Company's Board of Directors adopted resolutions to issue additional shares in the amounts of 5,000,000 and 460,000, respectively, of the Company's restricted Common Stock to ACT-Australia in partial repayment of the Company's $7.5 million obligation. The 5,000,000 and 460,000 shares were valued at $.70 per share and $1.00 per share, respectively, resulting in a repayment of $3,960,000. During the three months ended March 31, 2001, the Company issued an additional 1,075,000 shares of its restricted common stock to vendors and others of ACT-Australia in repayment of $537,500 of its obligation. In addition, the Company, pursuant to its right under the Agreement, offset its obligation to ACT-Australia by $562,233, representing funds previously advanced to ACT-Australia. As of March 31, 2001, the outstanding balance of the Company's obligation to ACT-Australia was $2,440,267.

In a test conducted at the office of ACT-Australia on October 11, 2000, ACT-Australia's engineers successfully demonstrated the functionality of the SpectruCell cellular wireless base station capability of processing multiple protocols simultaneously. The test utilized the IS-95 CDMA Physical Layer functionality with a single Digital Signal Processor on the SpectruCell software defined radio (SDR) prototype seconds before the same platform was broadcasting equivalent GSM signals.

In addition to the development of SpectruCell, ACT-Australia has two subsidiary companies:

      o Advanced Network Technologies Pty Ltd ("ANT"): ANT is an Australian company owned 100% by ACT-Australia, which was formed to be a broadband network provider in Australia. In June 2000 the Company announced that ACT-Australia had acquired 90% of Victoria Communications, and 100% of the assets of NCSS (Australia) Pty Ltd. These assets gave ANT a broadband network throughout the state of Victoria. It is intended that this broadband network will also form a platform from which SpectruCell can be demonstrated from within a working network.

      o Australon Ltd: Australon Ltd was established in 1999 and, following a reverse takeover by former listed explorer Gawler Gold and Mineral Exploration Limited (ASX code: GAW) in January 2001, was listed on the ASX on 15 January 2001 under the name Australon Limited (code:
            AUR). ACT-Australia owns approximately 77% of the outstanding share capital of Australon Limited. The core business of Australon is the development of wireless automated meter reading, home and building automation remote control services, and wireless/fixed home gateway applications.

On December 14, 2000, we entered into a common stock purchase agreement with Investor, Ltd., a British Virgin Islands corporation, for the future issuance and sale of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. Under this arrangement, we, at our sole discretion, may make up to 24 draw down requests over a two year period, pursuant to which Investor is obligated to purchase up to $12 million of our common stock, at prices that will vary based on the market price of our common stock, but will be below the market price of our common stock.

In general, if we elect to sell shares or draw down on the equity facility, the minimum amount we can draw down at any one time is $100,000 and the maximum amount will be the lesser of $1,000,000 or 4.5% of the weighted average price of our common stock for the 90 days prior to the date we request a draw down multiplied by the total trading volume of our common stock for such 90 day period. We can make one draw down request every 22 trading days, up to a maximum of 24 draw downs during the 2-year period of the agreement, provided that we cannot sell more than $12 million worth of shares in total under the facility and may in practice only be able to sell a much lower amount.

The total number of shares that may be issued under the facility will depend on a number of factors, including the market price and trading volume of our common stock during each draw down period. The purchase price for any shares issued under the facility will be equal to 85% of the volume-weighted average price of our common stock over the 22 day period following our draw down request. The proceeds we receive from each draw down will also be reduced by a 6% fee payable to Ladenburg Thalmann & Co., the placement agent that introduced Investor to us, and a $750 escrow fee. If, after we make a draw down request, the price of our common stock drops below the minimum threshold price that we specify in the draw down request, we will not be obligated to sell shares to Investor below such minimum threshold price. The threshold price will be established by our pricing committee at the time of each draw down request.

In addition, the Company is registering 1,500,000 shares underlying warrants issued to the Investor and 1,500,000 shares underlying warrants issued to the Placement Agent.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus Summary.....................................................     6
Risk Factors...........................................................     7
Special Note Regarding Forward-Looking Statements......................    15
Capitalization.........................................................    16
Use of Proceeds........................................................    17
Dilution...............................................................    18
Selected Consolidated Financial Data...................................    32
Management's Discussion and Analysis of Financial Condition
  and Operating Results................................................    33
Business...............................................................    40
Management.............................................................    68
Principal Stockholders.................................................    72
Description of Capital Stock...........................................    73
Shares Eligible for Future Sale........................................    73
Transfer Agent and Registrar...........................................    73
Legal Matters..........................................................    74
Experts................................................................    74
Where You Can Find Additional Information About Us.....................    75
Index to Consolidated Financial Statements.............................   F-1

                                   ----------

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

Until September 8, 2001 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                              THE OFFERING SUMMARY

This offering summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing shares in this offering. You should read the entire prospectus carefully.

                                  The Offering

Common Stock offered by the Company........       49,439,400 shares
Common Stock to be outstanding after the
offering shares *..........................      143,929,316 shares

* The Company's Board of Directors has approved a resolution to increase the Company's authorized shares to 200,000,000 subject to the approval and vote of the Company's shareholders scheduled to be held on September 11, 2001 at a special meeting of shareholders. The number of shares of Common Stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2001.

                                  RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this offering before purchasing our Common Stock. Investing in our Common Stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business could be harmed, the price of our Common Stock could decline and you may lose all or part of your investment. See "Special Note Regarding Forward-Looking Statements."

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                    Risks Related to Our Financial Condition

If We Are Unable To Obtain Additional Funds From Other Financings We May Have To Significantly Curtail The Scope Of Our Operations And Alter Our Business Model.

We must achieve profitability for our business model to succeed. Prior to accomplishing this goal, we may need to raise additional funds, from equity or debt sources. Our cash requirements are substantial, and, despite the fact that we have raised approximately $1,225,000 in a recent private offering transaction amounts available under the equity line may still not be sufficient to meet our cash needs in the future. In addition, business and economic conditions may make it unfeasible or undesirable to draw down under the common stock purchase agreement at every opportunity, and draw downs are available only once every 22 trading days. If additional financing is not available when required or is not available on acceptable terms, we may be unable to continue our operations at current levels. In addition, any failure to raise additional funds in the future may result in our inability to successfully promote our brand name, market our technology or other services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial condition and results of operations.

Our Common Stock Purchase Agreement With Investor And The Issuance of Shares To Investor Thereunder May Cause Significant Dilution To Our Stock-holders And, Together With Guidance We Issue To The Financial Community, May Have An Adverse Impact On The Market Price Of Our Common Stock.

The resale by Investor of the common stock that it purchases from us will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell to Investor will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock. The shares of our common stock issuable to Investor under the equity line facility will be sold at a 15% discount to the volume-weighted average daily price of our common stock during the applicable draw down period and the proceeds paid to us upon each draw down will be net of a 6% placement fee to our placement agent and an escrow agent fee of $750. If we were to require Investor to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares to Investor will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

In addition, from time to time, we issue guidance to the financial community regarding our projected results for future periods and revisions to guidance previously issued. The dissemination of guidance or revisions to guidance previously issued may increase the volatility of our stock price.

We May Be Unable To Access All Or Part Of Our Equity Line Facility.

If our stock price and trading volume fall below established levels, then we will not be able to draw down all $12 million pursuant to the proposed equity line facility with Investor. In addition, business and economic conditions may not make it feasible to draw down pursuant to this facility. Furthermore, if we are unable to keep a registration statement effective for those shares of common stock subject to the equity line, or if our common stock is delisted from The Nasdaq National Market, or if we experience a material adverse change to our business that is not cured within 45 days, the common stock purchase agreement may terminate, or we may not be able to draw down any funds.

We May Use The Proceeds Of This Offering In Ways With Which You May Not Agree.

Net proceeds to us from any sales to Investor will be used principally for the continued development and implementation of SpectruCell technology, advertising and marketing and for general corporate purposes. We have not allocated any specific amount of our net proceeds for any particular purpose. Consequently, our management will have broad discretion with respect to the expenditure of the net proceeds of any sales to Investor, including discretion to use the proceeds in ways with which you may not agree.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares by Investor that it has obtained under the common stock purchase agreement or upon exercise of the warrants by Investor or Placement Agent. However, if we exercise, in our sole discretion, any draw downs under the equity line of credit, we will receive the net sale price of any common stock we sell to Investor under the terms of the common stock purchase agreement described in this prospectus. We intend to use the net proceeds from any sales to Investor primarily for the continued development and commercialization of the SpectruCell technology, advertising and marketing, and general corporate purposes. Management will have significant flexibility and discretion in applying the net proceeds of any common stock sold to Investor. Pending any use, we will invest the net proceeds of any common stock sold to Investor in short-term, investment grade, interest-bearing securities.

Because we are not obligated to, and may decide not to, exercise any draw downs under the equity line of credit agreement, we may not receive any proceeds under the equity line of credit agreement except upon the exercise of warrants.

Our Common Stock Has Experienced In The Past, And Is Expected To Experience In The Future, Significant Price And Volume Volatility, Which Substantially Increases The Risk Of Loss To Persons Owning Our Common Stock.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. In 2001, our stock price ranged from a high of $1.03 to a low of $.27 per share. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

Because Investor is a resident of a foreign country, it may be difficult or impossible to obtain or enforce judgements against Investor.

Investor is a resident of the British Virgin Islands and a substantial portion of its assets are located outside of the United States. As a result, it may be difficult or impossible to effect service of process on Investor within the United States. It may also be difficult or impossible to enforce judgements entered against Investor in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgements obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

Completion of SpectruCell Development

The Company may be unsuccessful in completing the development and commercialization of the SpectruCell technology. Its failure to complete SpectruCell could potentially damage the Company's prospects. Investors cannot determine potential revenues, profits or failures from our history because our business has existed for only a short period of time.

The Company is a development stage business, has no revenues to date and has a limited operating history. Accordingly, you can evaluate our business, and therefore our future prospects, based only on this limited operating history. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

We Have Never Been Profitable and May Not be Profitable in the Future

We have incurred losses in our business operation since our inception. We expect to continue to lose money for the foreseeable future, and we do not know when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our Common Stock.

Our Auditors Have Advised That We Have to Obtain Additional Capital to Continue in Business

The auditors' report, included in our financial statements have expressed doubt about our ability to continue as a going company. This risk is primarily dependent on our ability to raise sufficient capital to undertake our business plan. If we do not continue as a business, our stock will worth substantially less.

We May be Unable to Meet Our Capital Requirements, Which May Slow Down or Curtail Our Business Plan

If our capital is insufficient to conduct our business and if we are unable to obtain sufficient financing, we would be unable to promote our SpectruCell system, build out communications systems or otherwise our competitive position. Since we intend to rapidly commence development and completion of our system, it is certain that we will require additional capital. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

There is a Limited Public Trading Market for Our Common Stock

Our Common Stock presently trades on the NASDAQ Over-The-Counter Bulletin Board under the symbol ADVC. There can be no assurance, however, that such market will continue. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. The price of our Common Stock may be highly volatile.

Competition

The wireless telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major wireless cellular carriers, including AT&T Corporation, Pacific Bell, Sprint, among others. Competition in the business is based upon pricing, customer service, billing service and perceived quality. Most of our competitors are substantially larger and have greater financial, technical resources to pursue their strategy and compete effectively in this competitive environment. Our success will depend upon our ability to complete development of our SpectruCell product and to commercialize it.

Concentration of Stock Ownership

As of June 30, 2001 the directors and executive officers, and their respective affiliates, beneficially owned approximately 31.8% of our outstanding Common Stock. As a result of their ownership, the directors and executive officers and their respective affiliates collectively are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

Dependence on Management

Our success depends, to a significant extent, upon certain key employees and directors, including primarily our Chief Executive Officer, Roger May. The loss of services of one or more of these employees or directors could potentially have a material adverse effect on our business. In addition, we have substantial need for additional qualified management and marketing personnel. We believe that our future success will also depend in part upon our ability to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in attracting and retaining such personnel, as competition for such personnel is great. We currently do not maintain a policy of key man life insurance on any employees.

We Rely on Licenses for Our Technology

The Company presently has a license for the SpectruCell technology from ACT-Australia, as described earlier in this offering. The License Agreement grants the Company exclusive rights to sell products embodying the SpectruCell technology in North America and South America (the "Territory"). The Company is substantially dependent on ACT-Australia to complete the testing and commercialization of the SpectruCell technology. If ACT-Australia fails to complete the development of the technology or to commercialize it, the Company could potentially suffer a material adverse effect. Certain of the terms of the License Agreement, including the royalties, are subject to agreement of the parties. Those terms may adversely affect the Company.

Pending Litigation

We are defendants in five pending litigations. Such litigations may result in judgments against the Company, which may have a material adverse affect upon it. See "Litigation."

Default in 12% Secured Convertible Promissory Notes

The Company's 12% Secured Promissory Notes are in default. One Note holder has elected to convert all of its notes to Common Stock of the Company. Two of the Note holders have commenced a lawsuit against the Company. See "Litigation". The existence of the default and the lawsuit may significantly impair the Company's ability to raise capital and conduct its operations.

"Penny Stock" Issues

The shares of the Common Stock are "penny stocks" as defined in the Exchange Act, which are traded on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers.

For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be capable of evaluation the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of Common Stock.

If the Company can meet the listing requirements in the future, management intends to apply to include the shares of the Common Stock being registered hereby for quotation on The NASDAQ SmallCap Market operated by The NASDAQ Stock Market. The Common Stock has not yet been approved for quotation on The NASDAQ Small Cap Market and there can be no assurance that an active trading market will develop or if such market is developed that it will be sustained. The NASDAQ Stock Market recently approved changes to the standards for companies to become listed on The NASDAQ Small Cap Market, including, without limitation, new corporate governance standards, a new requirement that companies seeking listing have net tangible assets of $2,000,000, market capitalization of $35,000,000 or net income of $500,000 and other qualitative requirements. If the Company is unable to satisfy the requirements for quotation on The NASDAQ SmallCap Market, trading in the Common Stock being registered hereby would continue to be conducted on the OTC Bulletin Board. Even if the shares of the Common Stock are listed for quotation on The NASDAQ SmallCap Market, the market price of the shares must remain above $5.00 per share or else such shares will be subject to the "penny stock" rules of the Commission discussed above. If the market price of such shares fails below $1.00 per share, such shares will be delisted from The NASDAQ SmallCap Market and will once again be quoted on the OTC Bulletin Board.

In addition to the recent changes in The NASDAQ SmallCap Market listing requirements discussed above, the National Association of Securities Dealers, Inc. (the "NASD") has recently announced changes in the requirements for continued quotation on the OTC Bulletin Board. Essentially the new rules require OTC Bulletin Board companies to file quarterly and annual reports, required under the Exchange Act, with the Commission or appropriate banking or insurance regulators. If companies currently quoted on the OTC Bulletin Board do not comply with the new NASD rules, their shares will only be quoted in the less automated "Pink Sheets", a system run by the National Quotation Bureau, Inc. If for some reason the Company should not file its required reports pursuant to the Exchange Act, it is possible that the Company would no longer be eligible for quotation on the OTC Bulletin Board and would be relegated to the "Pink Sheets". There can be no assurance that an active trading market will develop for the shares of Common Stock in the "Pink Sheets" or if such market is developed that it will be sustained.

Resale Restrictions

Various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Company's Common Stock may have their ability to sell their shares restricted by rules relating to "penny stocks", which makes selling the shares more difficult.

No Dividends

The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings, financial condition and other business and economic factors affecting the Company at that time, as the Board of Directors may consider relevant. The Company currently intends to retain any earnings to provide for the development and growth of the Company.

Potential Revenue and Stock Price Volatility

The Company's future operating results may vary substantially from quarter to quarter. The Company currently has little or no revenue. Due to these and other factors, including the general economy, stock market conditions or announcements by the Company or its competitors, the market price of the Common Stock may by highly volatile.

Forward-Looking Statements and Associated Risks

Management believes that this offering contains forward-looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based largely on the Company's control. Actual results could differ materially from these forward looking statements as a result of factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

We Must Keep Pace With Rapid Technological Change, Market Conditions and Industry Developments to Maintain or Grow Our Revenues

The market for wireless and other network system design, deployment and management services is characterized by rapid change and technological improvements. Our future success will depend in part on our ability to keep pace with technological developments and to address increasingly sophisticated customer needs. We may not be successful in developing and marketing in a timely manner service offerings that respond to the technological advances by others and our services may not adequately or competitively address the needs of the changing marketplace. If we are not successful in responding in a timely manner to technological change, market conditions and industry developments, our revenues may decline and our business may be harmed.

Our Business Operations Could be Significantly Disrupted if We Lose Members of Our Management Team

Our success depends to a significant degree upon the continued contributions of our management team, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. In addition, we do not carry key-person life insurance to cover the loss of members of our management team. The loss of the services of any of our executive officers, particularly Roger May, our Chief Executive Officer, could prevent us from executing our business strategy.

We May Not be Successful in Our Efforts to Identify, Acquire or Integrate Acquisitions

Our failure to manage risks associated with acquisitions could harm our business. A component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. We may not be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of risks, including:

      o     Diversion of management's attention;

      o Difficulty in integrating and absorbing the acquired business, its employees, corporate culture, managerial systems and processes and services;

      o     Failure to retain key personnel and employee turnover;

      o Customer dissatisfaction or performance problems with an acquired firm;

      o     Assumption of unknown liabilities; and

      o     Other unanticipated events or circumstances.

We May Expand Our Operations Internationally and Our Failure to Effectively Manage Our International Operations Could Harm Our Business

The Company expects that the percentage of total revenues attributable to international operations may be significant. We intend to expand into international markets, which will require significant management attention and financial resources and could adversely affect our operating margins and earnings. In order to enter into international operations, we will need to hire additional personnel and develop relationships with potential international customers. To the extent that we are unable to do so on a timely basis, our growth in international markets would be limited, and our business would be harmed.

Future international business operations will be subject to a number of risks, including, but not limited to:

      o     Difficulties in building and managing foreign operations;

      o Difficulties in enforcing agreements and collecting receivables through foreign legal systems and addressing other legal issues;

      o     Longer payment cycles;

      o     Taxation issues;

      o     Fluctuations in the value of foreign currencies; and

      o     Unexpected  domestic  and  international  regulatory,   economic  or
            political changes.

If we are unable to expand and manage our future international operations effectively, our business may be harmed.

Our Stock Price May be Particularly Volatile Because of The Industry We Are In

The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology and telecom companies have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the price of our Common Stock.

Provisions in our charter documents and Florida law may make it difficult for a third party to acquire our company and could depress the price of our Common Stock.

Our securities have no prior market and we cannot assure you that our stock price will not decline after the offering.

You Will Experience Immediate and Substantial Dilution by Investing in Our Common Stock

The current share price is substantially higher than the net tangible book value of each outstanding share of Common Stock immediately after this offering. Purchasers of Common Stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of their shares, since these investments will be at a substantially higher per share price than they were for our existing stockholders.

Future Sales of Our Common Stock May Depress Our Stock Price

Sales of a substantial number of shares of Common Stock in the public market following this offering could cause the market price of our Common Stock to decline. After this offering, we will have outstanding approximately 136,000,000 shares of Common Stock. All the shares registered in the registration statement of which this prospectus is part will be freely tradable.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

                                 DIVIDEND POLICY

The Company presently has no earnings. It does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2001:

      o     On an actual basis; and

      o On a pro forma as adjusted basis after giving effect to (i) the conversion of the remaining amount of the Secured Debentures into 2,000,000 shares of Common Stock; (ii) the sale of 5,000,000 shares pursuant to the Company's 506(d) private placement offering; and
            (iii) our sale of the Common Stock in this offering at an assumed offering price of $.32 per share and the application of the net proceeds as described under "Use of Proceeds."

Our Proforma capitalization does not include the financial impact of the granting and issuance of warrants to the Investor, the Placement Agent or the 506 (d) offering investors and the potential exercise of those warrants by the holders into common stock.

This information should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                 CAPITALIZATION

                                                          March 31, 2001
                                                  -----------------------------
                                                   Actual          Pro Forma
                                                  -----------------------------

Common Stock,  100,000,000 shares, no par
  value,  authorized,  90,737,909 shares
  issued and outstanding, actual; 135,237,909*
  shares issued and outstanding pro forma ......   $21,676,613     $34,438,613
Accumulated Deficit ............................    (7,658,298)     (7,658,298)
Accumulated Other Comprehensive Gain (loss) ....      (124,605)       (124,605)
                                                   -----------     -----------
Total Stockholders Equity ......................   $13,893,710     $26,655,710
                                                   ===========     ===========

* Does not include the Proforma effect of 8,000,000 warrants granted to the Investor, Placement Agent or the 506(d) offering investors.

The Company has a Stock Purchase Agreement with Wanquay Limited (the "Purchaser") pursuant to which the Purchaser will purchase up to $12,000,000 of the Company's Common Stock and Stock Purchase Warrants based upon draw downs of up to $1,000,000 per draw down. The purchase price is 85% of the Average Daily Price (as defined in the Agreement) of the Company's Common Stock. A copy of the Stock Purchase Agreement is filed as an Exhibit to the Registration Statement of which this prospectus is a part. Reference is made to the Stock Purchase Agreement for a full statement of the terms of the Agreement.

                                 USE OF PROCEEDS

We estimate that our net proceeds from the sale of 37,500,000 shares of Common Stock in this offering will be approximately $11,262,000. The following table sets forth our intended use of these proceeds:

Repayment of Note to ACT-Australia                   $ 2,200,000
Repayment of Grassland Capital Note                      108,000
Marketing and Promotion and Increase in
  California Infrastructure                            2,000,000
Proposed Acquisitions                                  6,500,000
General Corporate Purposes                               454,000
                                                     -----------
Total Use of Proceeds                                $11,262,000
                                                     ===========

                                    DILUTION

The issuance of further shares will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent the price per share you pay for the common stock is greater than the pro forma net tangible book value per share of our common stock at the time of sale. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. The net tangible book value of our common stock as of March 31, 2001 was ($5,365,130) million, or approximately ($0.06) per share.

Pro forma net tangible book value per share represents the same calculation as stated above, but assumes that the tangible book value includes proceeds from the issuance and sale of the 506(d) offering and the equity line financing.

Our pro forma net tangible book value as of March 31, 2001 would have been $7.4 million, or $0.08 per share.

Adjusted pro forma net tangible book value per share represents the same calculation as stated above for pro forma net tangible book value per share, but further assumes that the total number of shares of common stock outstanding on March 31, 2001 includes a total of approximately (i) 37,500,000 shares issued to Investor under the common stock purchase agreement at $.32 per share, as adjusted to reflect Investor's 15% discount and (ii) an additional 5,000,000 shares issued to the investors of the 506(d) offering. The proceeds we would receive from such a sale to Investor under the common stock purchase agreement would be net of a 6% placement fee to Placement Agent and a $750 escrow agent fee per draw down. Our adjusted pro forma net tangible book value as of March 31, 2001 would have been $7.4 million, or $.06 per share. This would represent an immediate increase in the pro forma net tangible book value of $0.08 per share to existing stockholders, and, assuming you purchased shares under this prospectus for $.32 per share on March 31, 2001, which is the closing price for our common stock on July 27, 2001, would represent dilution to you of approximately $.24 per share. The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares, the actual prices at which we issue shares to Investor under the common stock purchase agreement and how many of the vested options and warrants outstanding have been exercised at the time of your investment.

Furthermore, approximately 8,000,000 warrants are outstanding and we may issue additional shares, options and warrants and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plans, all of which may further dilute our net tangible book value.

                         COMMON STOCK PURCHASE AGREEMENT

On December 14, 2000, we entered into a common stock purchase agreement with Investor, Ltd., a British Virgin Islands corporation, for the future issuance and purchase of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility.

In general, the draw down facility operates like this: the Investor, has committed to provide us up to $12 million as we request it over a 24 month period, in return for common stock we issue to Investor. Once every 22 trading days, we may request a draw. The amount we can draw at each request must be at least $100,000. The maximum amount we can actually draw for each request is also limited to the lesser of $1,000,000 and 4.5% of the weighted average price of our common stock for the 90 days prior to the date of our request multiplied by the total trading volume of our common stock for the 90 days prior to our request. We may request a maximum of 24 draws during the 24 month period. We are under no obligation to issue any shares to Investor or to request a draw down during any period.

Each 22-day trading period following a draw down request is divided into two 11 trading day settlement periods. After each 11 trading day settlement period, the final draw down amount for that settlement period is determined. We are entitled to receive funds on the 13th day and the 23rd day following the delivery of a draw down notice, one day after the end of each settlement period. The final draw down amount will be reduced by 1/22 for each day during the 22 trading day period that the volume-weighted average stock price falls below a threshold set by us. We then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to Investor in return for that money. The formulas for determining the actual draw down amounts, the number of shares that we issue to Investor and the price per share paid by Investor are described in detail beginning on page 20. The aggregate total of all draw downs under the equity draw down facility cannot exceed $12 million.

The per share dollar amount that Investor pays for our common stock for each draw down includes a 15% discount to the average daily market price of our common stock for each day during the 22 day trading period after our draw down request, weighted by trading volume during each such trading day. We will receive the amount of the draw down less an escrow agent fee of $750 and a placement fee equal to 6% of gross proceeds payable to the placement agent, Ladenburg Thalmann & Co., which introduced Investor to us. The price per share that Investor ultimately pays is determined by dividing the final draw down amount by the number of shares that we issue to Investor.

We are required to comply with Nasdaq's issuer designation requirements. One of those requirements prevents us from issuing more than 18,803,493 shares, or 19.9% of our outstanding common stock as of June 30, 2001 unless and until we receive the approval of our stockholders. We intend to seek stockholder approval at or prior to our 2001 annual meeting of stockholders in case we opt to issue shares of common stock pursuant to the common stock purchase agreement in excess of such amount. The common stock purchase agreement does not permit us to draw funds if the issuance of shares of common stock to Investor pursuant to the draw down would cause the Investor to beneficially own more than 9.9% of our issued and outstanding common stock at the time of issuance. In such cases, we will not be permitted to issue the shares otherwise issuable pursuant to the draw down and Investor will not be obligated to purchase those shares. Of course, any of Investor's resales of shares would reduce the number of shares it beneficially owns, and would enable us to issue additional shares to Investor without violating this 9.9% condition.

In connection with the common stock purchase agreement, we issued to Investor at the initial closing a warrant certificate to purchase up to 1,500,000 shares of our common stock. The warrant has a term from its date of issuance of three years. The exercise price of the initial warrant will be volume weighted average price on the trading day immediately prior to the date of issuance of the warrant. Investor is under no obligation to exercise this warrant.

                 THE DRAW DOWN PROCEDURE AND THE STOCK PURCHASES

We may request a draw down by faxing to Investor a draw down notice, stating the amount of the draw down that we wish to exercise and the minimum threshold price at which we are willing to sell the shares.

Amount of the draw down

No draw down can be less than $100,000 or more than the lesser of $1 million and 4.5% of the weighted average price of our common stock for the 90 days prior to the date of our request multiplied by the total trading volume of our common stock for the 90 days prior to our request. A sample calculation of the maximum draw down is described on page 21.

Additionally, if any of the following events occur during the pricing period, the investment amount for that pricing period will be reduced by 1/22 and the volume weighted average price of any trading day during a pricing period will have no effect on the pricing of the shares purchased during that pricing period:

      o the volume weighted average price is less than the minimum threshold price we designate;

      o the common stock is suspended for more than three hours, in the aggregate, or if any trading day is shortened because of a public holiday; or

      o     if  sales  of   previously   drawn  down  shares   pursuant  to  the
            registration statement of which this prospectus is a part are suspended by us because of certain potentially material events for more than three hours, in the aggregate.

The volume weighted average price of any trading day during a pricing period will have no effect on the pricing of the shares purchased during that pricing period.

Thus, with respect to the first bullet above, if our pricing committee sets a threshold price too high, and if our stock price does not consistently meet that level during the 22 trading days after our draw down request, then the amount that we can draw and the number of shares that we will issue to Investor will be reduced. On the other hand, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, then we will be able to draw down the lesser of our draw down request and the capped amount, but we will have to issue a greater number of shares to Investor at the reduced price. If we draw on the equity draw down facility, then we cannot make another draw down request until the following draw down period.

Number of Shares

The 22 trading days immediately following the draw down notice are used to determine the number of shares that we will issue in return for the money provided by Investor, which then allows us to calculate the price per share that Investor will pay for our shares.

To determine the number of shares of common stock that we can issue in connection with a draw down, take 1/22 of the draw down amount determined by the formula above, and for each of the 22 trading days immediately following the date on which we give notice of the draw down, divide it by 85% of the volume-weighted average daily trading price of our common stock for that day. The 85% accounts for Investor's 15% discount. The sum of these 22 daily calculations produces the maximum number of common shares that we can issue, unless, as described above, the volume-weighted average daily price for any given trading day is below the threshold amount, trading is suspended for any given trading day or sales made pursuant to the registration statement is suspended, in which case those days are ignored in the calculation.

Sample Calculation of Stock Purchases

The following is an example of the calculation of the draw down amount and the number of shares we would issue to Investor in connection with that draw down based on the assumptions noted in the discussion below.

Sample Draw Down Amount Calculation

On July 24, 2001, the Company's common stock closed at $0.33. For purposes of this example, suppose that we provide a draw down notice to Investor, and that we set the threshold price at $.25 per share, below which we will not sell any shares to Investor during this draw down period. Suppose further that the total daily trading volume for the 22 days prior to our draw down notice is 8,200,000 shares and that the average of the volume-weighted average daily prices of our common stock for the 22 days prior to the notice is $.47. Under these hypothetical numbers, the maximum amount of the draw down is as follows:

      o the total trading volume for the 22 days prior to our draw down notice, 8,200,000

      o the average of the volume-weighted average daily prices of our common stock for the 22 days prior to the draw down notice, $.47, multiplied by 15%

      o     equals $578,100.

The maximum amount we can draw down under the formula is therefore capped at $578,100, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 22 trading days following the draw down notice is below the threshold price we set of $.25. For example, if the volume-weighted average daily price of our common stock is below $.25 on two of those 22 days, the $578,100 would be reduced by 1/22 for each of those days and our draw down amount would be 20/22 of $578,100 or $525,545.

Sample Calculation of Number of Shares

Using the same hypothetical numbers set forth above, and assuming that the volume-weighted average daily price for our common stock is as set forth in the table below, the number of shares to be issued based on any trading day during the draw down period can be calculated as follows:

            1/22 of the draw down amount of $578,100 divided by 85% of the volume-weighted average daily price.

For example, for the first trading day in the example in the table below, the calculation is as follows: 1/22 of $578,100 is $26,277. Divide $26,277 by 85% of the volume-weighted average daily price for that day of $.31 per share, to get 99,723 shares. Perform this calculation for each of the 22 measuring days during the draw down period, excluding any days on which the volume-weighted average daily price is below the $.25 threshold price, and add the results to determine the number of shares to be issued. In the table below, there are five days which must be excluded: days 15, 16, 18, 19 and 20.

After excluding the days that are below the threshold price, the amount of our draw down in this example would be $446,712, $289,047 of which would be settled on day 13 for the first settlement period, and $157,665 of which would be settled on day 23 for the second settlement period. The total number of shares that we would issue to Investor for this draw down request would be 1,612,452 shares, so long as those shares do not cause the Investor's beneficial ownership to exceed 19.9% of our issued and outstanding common stock. Investor would pay $446,712, or $.2770 per share, for these shares.


                      VOLUME WEIGHTED                                                 NUMBER OF SHARES
TRADING DAY           AVERAGE PRICE(1)     DRAW DOWN AMOUNT     PRICE PER SHARE            SOLD

     1                  $ 0.31              $ 26,277               $ .2635                   99,723
     2                    0.2999              26,277                 .2549                  103,087
     3                    0.3064              26,277                 .2604                  100,910
     4                    0.3105              26,277                 .2639                   99,572
     5                    0.3203              26,277                 .2722                   96,535
     6                    0.3225              26,277                 .2741                   95,866
     7                    0.3693              26,277                 .3139                   83,711
     8                    0.3714              26,277                 .3156                   83,260
     9                    0.3521              26,277                 .2992                   87,824
     10                   0.3592              26,277                 .3053                   86,069
     11                   0.3593              26,277                 .2808                   93,579
     12                   0.3438              26,277                 .2922                   89,928
     13                   0.3304              26,277                 .2808                   93,579
     14                   0.3011              26,277                 .2559                  102,684
     15                   0.2864               -0-                   .2434                    -0-
     16                   0.2814               -0-                   .2391                    -0-
     17                   0.2944              26,278                 .2502                  105,028
     18                   0.288                -0-                   .2448                    -0-
     19                   0.2856               -0-                   .2427                    -0-
     20                   0.2885               -0-                   .2452                    -0-
     21                   0.3113              26,278                 .2646                   99,312
     22                   0.3369              26,278                 .2863                   91,785
                                            --------                                      ---------
  Total                                     $446,712                                      1,612,452
                                            ========                                      =========


----------

(1) The share prices are the volume weighted average prices of the Company's Common Stock from July 6, 2001 to August 6, 2001. They should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

(2) Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

We would receive the amount of our draw down $446,712 less a 6% cash fee paid to the placement agent of $26,803 less a $750 escrow fee, for net proceeds to us of approximately $419,159. The delivery of the requisite number of shares and payment of the draw down will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York. The escrow agent pays the net proceeds to us, after subtracting its escrow fee, and 6% to Placement Agent, our placement agent, in satisfaction of placement agent fees.

Necessary Conditions Before Investor Is Obligated to Purchase Our Shares

The following conditions must be satisfied before Investor is obligated to purchase any common shares that we may request from time to time:

      o a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Investor;

      o trading in our common shares must not have been suspended by the Securities and Exchange Commission or The Nasdaq National Market, nor shall minimum prices have been established on securities whose trades are reported on The Nasdaq National Market;

      o we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement; and

      o no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the common stock purchase agreement.

A further condition is that Investor may not purchase more than 19.9% of our common shares issued and outstanding as of June 30, 2001, without us first obtaining approval from our stockholders for such excess issuance. In addition, the equity line agreement provides that the Investor is not permitted to purchase shares of our common stock pursuant to the draw down to the extent that the purchase of those specific shares would result in Investor beneficially owning more than 9.9% of our common stock following such purchase. With respect to this 9.9% provision, any sales of the shares by

Investor  will  reduce  its  beneficial   ownership  of  our  common  stock  and
accordingly permit us to sell more shares to Investor under the equity line agreement.

Restrictions on Future Financings

The equity line of credit agreement limits our ability to raise capital by selling securities to third parties at a discount to the market price of our common stock during the term of the equity line of credit agreement. We may, however, sell securities at a discount in the following situations:

      o under any presently existing or future employee benefit plan, which plan has been or may be approved by our stockholders;

      o under any compensatory plan for a full-time employee or key consultant;

      o     in an underwritten registered public offering;

      o in connection with a strategic partnership or other business transaction, the principal purpose of which is not to raise money;

      o in connection with a private placement of securities if the purchasers do not have registration rights; or

      o     a transaction to which Investor gives its written approval.

Termination of the Common Stock Purchase Agreement

The equity draw down facility established by the common stock purchase agreement will terminate 24 months from the effective date of the registration statement of which this prospectus forms a part. The facility shall also terminate if we file for protection from creditors, if our common stock is delisted from The Nasdaq National Market, and not promptly relisted on Nasdaq, Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange.

Costs of Closing the Transaction

At the initial closing of the transaction on December 14, 2000, no cash was paid to cover the fees and expenses of Investor's counsel. Placement Agent received $17,500 to cover its expenses and deferred $25,000 of its Expense Reimbursement until the first draw down occurs under the equity line. Placement Agent is not obligated to purchase any of our shares pursuant to the stock purchase agreement. As additional consideration for the equity line of credit, we granted Investor a warrant to purchase up to 1,500,000 shares of common stock at a price based on a formula as described in the common stock purchase agreement at any time prior to 3 years. As partial consideration for Placement Agent's services in connection with this offering, we also granted Placement Agent a warrant to purchase up to 1,500,000 shares of common stock at a formula based price per share at any time prior to 3 years.

Indemnification of Investor

Investor is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the common stock purchase agreement, registration statement and the prospectus, except as they relate to information supplied by Investor to us for inclusion in the registration statement and prospectus.

                              SELLING STOCKHOLDERS

Overview

Common shares registered for resale under this prospectus constitute 68% of our issued and outstanding common shares as of June 30, 2001. However, the agreement provides that we may not sell more than 18,803,493 shares of common stock, or 19.9% of our issued and outstanding common stock as of December 14, 2000, the date of the common stock purchase agreement, unless and until we receive the approval of our stockholders as required pursuant to Nasdaq's issuer designation requirements. The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we may issue to Investor under the common stock purchase agreement. We are under no obligation to issue any shares to Investor under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement.

Investor

Investor is engaged in the business of investing in publicly traded equity securities for its own account. Investor's principal offices are located at Harbour House, 2nd Floor, Road Town, Tortolla, British Virgin Islands. Investment decisions for Investor are made by its board of directors. The directors of Investor are David Sims and Lamberto Banchetti. Investor does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Investor and us other than as contemplated by the common stock purchase agreement.

Placement Agent

Ladenburg Thalmann & Co. Inc. has acted as placement agent in connection with the equity line of credit agreement. Placement Agent introduced us to Investor and assisted us with structuring the equity line of credit with Investor. Placement Agent's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

Other than the 1,500,000 warrants granted to Placement Agent as a placement fee, Placement Agent does not currently own any of our securities. The chief executive officer of Ladenburg Thalmann has the sole authority to exercise any warrants granted to Placement Agent and to sell and vote the shares of common stock issued under the warrants.

Investor and Placement Agent have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. If, in the future, Investor's or Placement Agent's relationship with us changes, we will amend or supplement this prospectus to update this disclosure.

                              PLAN OF DISTRIBUTION

General

Investor is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Investor. Investor may be offering for sale up to 37,500,000 common shares which it may acquire pursuant to the terms of the stock purchase agreement more fully described under the section of this prospectus entitled "The Common Stock Purchase Agreement." Investor is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Investor has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of The Nasdaq National Market. We will pay the costs of registering the shares under this prospectus, including legal fees.

To permit Investor to resell the common shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Investor that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

      o the date after which all of the common shares held by Investor or its transferees that are covered by the registration statement have been sold by Investor or its transferees pursuant to such registration statement; or

      o the date after which all of the common shares held by Investor or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without restriction under the Securities Act of 1933.

Shares of common stock offered through this prospectus may be sold from time to time by Investor or Placement Agent, or by pledgees, donees, transferees or other successor in interest to Investor or Placement Agent. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made on The OTC Bulletin Board, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Investor will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Investor and Placement Agent that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus. Investor is an underwriter in connection with resales of its shares.

      The common shares may be sold in one or more of the following manners:

      o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer for its account under this prospectus; or

      o ordinary brokerage transactions and transactions in which the broker solicits purchases.

In effecting sales, brokers or dealers engaged by Investor or Placement Agent may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Investor or Placement Agent. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Investor, and, if they act as agent for the purchaser of such common shares, from such purchaser.

Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. However, since Investor is an underwriter, Rule 144 of the Securities Act is not available to Investor to sell its shares. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

Investor is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Investor will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

Investor and Placement Agent will pay all commissions and its own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Underwriting Compensation and Expenses

We are obligated to pay Ladenburg Thalmann & Co., as placement agent compensation for its services as Investor's placement agent, a cash fee equal to 6% of the gross proceeds received from Investor under the stock purchase agreement for draw downs under the equity line. The placement agent compensation will depend on the amount of financing that we are able to obtain under the stock purchase agreement, up to a maximum of approximately $720,000 if we obtain the entire $12,000,000 in financing. We also issued to Placement Agent a warrant to purchase 1,500,000 shares of our common stock at an exercise price based on a formula. The warrant expires in three years.

Limited Grant of Registration Rights

We granted registration rights to Investor to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

      o to assist or cooperate with Investor in the offering or disposition of such shares;

      o to indemnify or hold harmless the holders of any such shares, other than Investor, or any underwriter designated by such holders;

      o to obtain a commitment from an underwriter relative to the sale of any such shares; or

      o     to include such shares within any underwritten offering we do.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Investor, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

      o     the name of any broker-dealers;

      o     the number of common shares involved;

      o     the price at which the common shares are to be sold;

      o     the  commissions  paid  or  discounts  or  concessions   allowed  to
            broker-dealers, where applicable;

      o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

      o     any other facts material to the transaction.

Our registration rights agreement with Investor permits us to restrict the resale of the shares Investor has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Investor during any pricing period or the 10 consecutive business days after a pricing period and our stock price declines during the restriction period, we are required to pay to Investor cash to compensate Investor for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between the highest daily volume weighed average price of the common stock during the restriction period and the price at which the shares were eventually sold.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected data presented below under the captions "Consolidated Statement of Operations Data" and "Consolidated Balance Sheet Data" for the nine months ended March 31, 2001 is unaudited, and each year in the two-year period ended June 30, 2000, is derived from the consolidated financial statements of Advanced
Communications Technologies, Inc., which have been audited by Weinberg & Company, P.A., our independent certified public accountants. The unaudited consolidated financial statements for the nine months ended March 31, 2001 and the audited consolidated financial statements as of June 30, 2000 and for each of the years in the two-year period ended June 30, 2000, and report thereon, are included elsewhere in this prospectus. When you read this selected historical financial data, it is important that you read along with it the historical financial statements and related notes as well as the section titled "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus. Historical results are not necessarily indicative of future results.

                                                                                    For the Fiscal Years
                                                                                        Ended June 30,
                                                         For the Nine Months     -------------------------
                                                        Ended March 31, 2001     2000                 1999
                                                        --------------------     ----                 ----
                                                            (unaudited)
Consolidated Statement of
  Operations Data:
Revenue                                                   $     50,000        $         --        $         --
Cost of Revenue                                                (57,310)                 --                  --
                                                          ------------        ------------        ------------
Gross Profit                                                    (7,310)                 --                  --
Selling, General and
  Administrative Expenses                                   (1,824,532)          4,388,691             673,274
                                                          ------------        ------------        ------------
Operating Profit (Loss)                                     (1,831,842)         (4,388,691)           (673,274)
Total Other (Expense) Income/
  Extraordinary Gain                                          (409,487)           (355,316)                312
                                                          ------------        ------------        ------------
(Loss) Before Income Taxes                                  (2,241,329)         (4,744,007)           (672,692)
Provision for Income Taxes                                          --                  --                  --
                                                          ------------        ------------        ------------
Net (Loss)                                                  (2,241,329)       $ (4,744,007)       $   (672,692)
Net (Loss) Per Share:
    Basic and Diluted                                     $       (.03)       $       (.06)       $       (.01)
Weighted Average Shares:
    Basic and Diluted                                       86,593,311          77,107,560          60,619,676
                                                          ============        ============        ============

                                                                                    For the Fiscal Years
                                                                                        Ended June 30,
                                                         For the Nine Months     -------------------------
                                                        Ended March 31, 2001     2000                 1999
                                                        --------------------     ----                 ----
                                                            (unaudited)
Consolidated Balance
  Sheet Data:
Cash and Cash
  Equivalents                                             $     26,392         $    36,979          $   39,270
Working Capital                                             (2,950,011)         (1,424,473)           (668,232)
Total Assets                                                19,312,525          19,961,117             876,723
Total Debt                                                   5,418,815           9,007,570           1,231,002
Total Stockholders'
(Deficiency)/Equity                                         13,893,710          10,953,547            (354,279)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND OPERATING RESULTS

The following discussion should be read in conjunction with our financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

The statements that are not historical constitute "forward-looking statements". Said forward-looking statements involve risks and uncertainties that may cause the actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements, express or implied by such forward-looking statements. These forward-looking statements are identified by their use of such terms and phrases as "expects", "intends", "goals", "estimates", "projects", "plans", "anticipates", "should", "future", "believes", and "scheduled".

The variables which may cause differences include, but are not limited to, the following: general economic and business conditions; competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employment benefit costs; availability and costs of raw materials and supplies; and changes in, or failure to comply with various government regulations. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this filing will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any person that the objectives and expectations of the Company will be achieved.

Nature of Business

Advanced  Communications  Technologies,  Inc.  ("ACT" or the "Company")  (OTCBB:
ADVC), a Florida incorporated company, is a leading international marketer of wireless telecommunications products. The Company has the exclusive North and South American marketing rights for a proprietary Software Defined Radio ("SDR") technology platform for next generation wireless telecommunications products being developed by ACT-Australia, which is owned 20% by the Company.

The core product that the Company will be marketing is SpectruCell, the first wireless communications platform that offers mobile communications network providers the flexibility of open architecture and seamless integration with the ability to process and transmit multiple protocols, such as AMPS, CDMA, TDMA, GSM, W-CDMA, UMTS, Mobile IP, Voice IP, 3G, etc. through one base station.

SpectruCell is one of the first technologies that utilizes the SDR operating platform, which will reduce the network providers' cost for on-going upgrades to 3G and beyond, as each upgrade will be software-based rather than hardware-based. This feature essentially makes SpectruCell implemented networks future proof. Importantly, SpectruCell will enable existing network providers to upgrade their current networks to the 3G platforms through the simple installation of a SpectruCell-based station at each of their cell sites.

Network providers implementing a SpectruCell network architecture are assured of protecting their existing client base through continued support of their existing services (GSM, CDMA) while being able to support future 3G-based protocols like WCDMA, UMTS, etc. This flexible migration path for network operators means that they protect their existing financial asset while giving the operator both a technical and financial migration to 3G.

In addition, the Company intends to market several other wireless and networking products that are being developed by ACT-Australia. These products are expected to include:

      o     Spectrum  Efficient  Microwave  ("SEM")  that  delivers  high  speed
            capacity   communications  links  that  will  make  it  possible  to
            implement truly wireless networks;

      o Wireless Loop Technology that will provide wireless fixed network access compatible with both Voice Over Internet protocol ("VOIP") and Internet-based protocols;

      o Smart Antennas that will provide network carriers with the ability to increase their capacity by directing radio signals to an intended target rather than a general broadcasting shotgun approach; and

      o ACT2001 Network Provider, which is a complete network solution comprised of the SpectruCell multiple protocol wireless base station unit, the SEM and a Wireless Local Loop system. These products have the ability to be utilized individually, however, when combined, they have the ability to be a complete wireless network that will support individual or multiple wireless protocols.

In January 2001, ACT-Australia received $A4.78 million of a total approximately $A13 million grant from AusIndustry to support its research and development of SpectruCell and these other technology platforms.

The following is management's discussion and analysis of certain significant factors, which have affected the Company's financial position and operating results. Certain statements under this section may constitute "forward-looking statements". The following discussion should be read in conjunction with the Financial Statements and Notes thereto.

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2001 TO THE THREE MONTHS ENDED MARCH 31, 2000

OVERALL RESULTS OF OPERATIONS

The Company owns the rights to distribute and sell the SpectruCell product throughout North and South America. Such product is currently being tested and commercialized by ACT-Australia. The Company's wholly-owned subsidiary, Advanced Global Communications, Inc. ("AGC") provides wholesale international telecom services and is the holding company for all switching and network operations and future planned acquisitions of other switching and telecommunications companies. AGC operated an international long distance telephone network between the U.S. and Pakistan (the "U.S.-Pakistan Network"). Due to various problems that the Company encountered with the U.S.-Pakistan Network, its providers and changing Government regulations, the Company decided during the quarter to shut down the U.S.-Pakistan Network. Consequently, during the three months ended March 31, 2001, no revenue was generated by AGC's telecom operations.

For the three months ended March 31, 2001, the Company incurred an overall loss from operations of ($1,084,037) or ($.01) per share, which was 51% less than the ($2,202,396) loss it incurred for the comparative three month period ended March 31, 2000. Loss per share for the three months ended March 31, 2000 was ($.03).

Revenue. The Company did not generate any revenue for the quarter. As described above, due to various technical issues with the Company's network supplier in England as well as regulatory changes in Pakistan, the Company has determined to cease operating its U.S-Pakistan Network. As the Company only established the Network after the third quarter of its fiscal year ended June 30, 2000, no revenue was reported for the restated three month period ended March 31, 2000.

Operating Expenses. Operating expenses, net of stock-based compensation charges of $30,000 for the three months ended March 31, 2001, were $858,840 representing a $475,823 or 124% increase in operating costs, net of stock-based compensation charges of $1,811,220 for the restated three months ended March 31, 2000. This operating cost increase was principally attributable to costs incurred
(professional fees and other) in connection with the Company's proposed acquisition of the ORBCOMM Assets and the Beneventure investment portfolio.

Interest expense incurred for the three months ended March 31, 2001 was $0. For the comparative period ended March 31, 2000, interest expense was $8,159 and was principally attributable to accrued interest on the Grassland note payable.

Other income (loss) for the three months ended March 31, 2001 includes the Company's share, under the equity method of accounting, of ACT-Australia's net income for the quarter of $229,803. No income or loss was reported for the comparative period ended March 31, 2000, as the Company's investment in ACT-Australia was made during the fourth quarter of the Company's fiscal year 2000. During the quarter, the Company recognized a $425,000 write-off of costs associated with its proposed acquisition of the ORBCOMM Assets.

COMPARISON OF THE NINE MONTHS ENDED MARCH 31, 2001 TO THE NINE MONTHS ENDED MARCH 31, 2000

OVERALL RESULTS OF OPERATIONS

For the nine  months  ended  March 31,  2001,  the  Company  incurred an overall
($2,241,329) net loss from operations, or ($.03) per share, as compared to an overall net loss of ($4,006,775) or ($.05) per share, for the comparative restated nine months ended March 31, 2000. The overall net loss from operations for the nine months ended March 31, 2001 was 44% less than the net loss for the restated nine months ended March 31, 2000.

Revenue. Revenue for the nine months ended March 31, 2001 was $50,000, generated entirely from AGC's U.S.-Pakistan Network and represents a 100% increase from the comparative restated nine months ended March 31, 2000. The results of operation for the nine months ended March 31, 2000 were restated to reflect the rescission of the World IP acquisition, which the Company rescinded retroactively to November 10,1999.

Cost of Sales. Cost of direct telephone U.S.-Pakistan Network sales for the nine months ended March 31, 2001 was $57,310 and represents a 100% increase from the comparative restated nine months ended March 31, 2000. As the

Company completed the U.S.-Pakistan Network during its first quarter of fiscal 2001, included in the cost of sales for the nine months ended March 31, 2001 are initial set-up costs to establish the U.S.-Pakistan Network in addition to normal recurring direct operating costs.

Operating Expenses. Operating expenses, net of stock-based compensation charges of $176,120 for the nine months ended March 31, 2001, were $1,648,412 and represent a $742,986 increase, or 82%, in operating costs, net of stock-based compensation charges of $2,792,508, for the restated nine months ended March 31, 2000. This operating cost increase was also principally attributable to professional fees and other costs associated with the Company's proposed acquisitions of the ORBCOMM Assets and Beneventure investment portfolio.

Interest expense incurred for the nine months ended March 31, 2001 was $0. For the comparative nine months ended March 31, 2000, interest expense was $673,339 of which $650,000 was attributable to the intrinsic value of the Senior Convertible Debentures issued by the Company in September 1999.

Other income (loss) for the nine months ended March 31, 2001 includes the Company's share, determined under the equity method of accounting, of ACT-Australia's operating loss of ($7,497). No loss was reported for the comparative period ended March 31, 2000, as the Company's investment in ACT-Australia was made during the fourth quarter of the Company's fiscal year 2000. Extraordinary gain for the nine months ended March 31, 2001 includes $23,000 of gain on the extinguishments of the Company's obligation to ACT-Australia which was partially repaid with common stock valued in excess of the then market price. For the restated nine months ended March 31, 2000, extraordinary gains aggregating $364,498 were recognized from i) the extinguishments of prior MFI shareholder loans in exchange for 600,000 shares of the Company's restricted common stock; and ii) the abandonment of certain accounts payable and accrued expenses of MFI.

Comparison of Results for the Year Ended June 30, 2000 to the Year Ended June 30, 1999

Revenue.  The Company  realized no revenue  during  either the fiscal year ended
June 30, 2000 nor the year ended June 30, 1999. The Company is entitled to license and distribution revenue for products currently being developed and tested by ACT-Australia. Such products were still in the development stage as of June 30, 2000. In addition, the Company, through AGC, has developed a wholesale telecommunications network for service into Pakistan, which was not fully operational as of June 30, 2000

General and Administrative Expenses. General and administrative expenses for the fiscal years ended June 30, 2000 and June 30, 1999 were $4,388,691 and $673,274 respectively. Of these amounts, $3,409,038 and $148,379, or 78% and 22%
respectively, were for professional services rendered to the Company of which $3,009,388 (88%) during the fiscal year ended June 30, 2000 was paid via the issuance of restricted Common Stock and represent a non-cash expense. During the fiscal years ended June 30, 2000 and June 30, 1999, the Company paid $215,756 and $148,378 respectively, in cash fees for professional services rendered. Professional fees increased substantially from the prior year due principally to the fact that a majority of the Company's shares issued in the current fiscal year in exchange for services were issued when the stock was trading in the price range of $2.50 to $4 per share.

Consulting fees, which includes employee payments, increased $146,877 from the prior year due principally to an increase in staff and the issuance of restricted Common Stock at a higher market price to third party marketing and promotional organizations. For the fiscal years ended June 30, 2000 and June 30, 1999, $259,970 and $330,166 respectively, was paid via the issuance of restricted Common Stock and represents a non-cash expense.

Other general and administrative expenses (exclusive of professional fees, consulting expenses and other non-cash charges) amounted to $412,110 for the fiscal year ended June 30, 2000, an increase of $306,516 from the fiscal year ended June 30, 1999. This increase is attributable to additional corporate overhead expenses resulting from the expansion of the Company's corporate headquarters in California and the $125,000 bad debt reserve for the World IP receivable.

Interest expense increased from $5,580 to $747,110 or by $741,530 from the fiscal year ended June 30, 1999 as a result of the issuance of the Secured Convertible Debentures in September 1999. Approximately $650,000 of the Company's interest expense of $741,530 for the fiscal year ended June 30, 2000 is attributable to the intrinsic value of the convertible debentures executed by the Company. Bond issuance costs being amortized during the current fiscal year accounted for an additional $65,000 charged to interest expense.

Other income (loss) includes a ($85,818) loss (expressed in U.S. dollars) from the Company's investment in ACT-Australia for the period April 5, 2000 through June 30, 2000, as determined under the equity method of accounting.

Extraordinary Gains (Losses). Extraordinary Gains (Losses) include $242,561 of gain on the extinguishments of prior shareholder loans in exchange for 600,000 of the Company's restricted Common Stock, a gain of $8,070 on the recovery of the Kentel loan receivable and a gain of $34,507 on settlement of the Grassland loan payable. In addition, $192,474 of other income was recognized on the abandonment of certain accounts payable and accrued expenses of MFI.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have primarily financed our operations through the sale of Common Stock and convertible debentures. As of March 31, 2001, we have raised $2,418,180 before offering costs through the sale of these securities.

At March 31, 2001, the Company's cash and cash equivalents balance was $26,392, a decrease of $3,762 from the fiscal year ended June 30, 2000. During the quarter, no cash was provided by operations. All cash was provided by stock subscriptions from the Company's private placement and from loans from the Company's principal shareholder. For the nine months ended March 31, 2001 and March 31, 2000, cash provided by (used in) operations and investing activities amounted to ($1,348,244) and ($931,153), respectively. Cash provided by financing activities amounted to $1,344,482 and $938,050, respectively. For the nine months ended March 31, 2001, cash provided by financing activities consisted principally of stock subscriptions from the Company's 506D private placement and loans from the Company's principal shareholder. During the nine months ended March 31, 2000, the Company realized $373,500 net of offering costs, from the 504D private placement sale of common stock and $388,050, net of offering costs, from the issuance of convertible debentures.

The Company had a working capital deficiency in the amount of ($2,950,011) for the nine months ended March 31, 2001. The Company has not yet drawn down its $12 million equity line of credit with Ladenburg Thalmann, a NY-based investment banking firm, and expects to do so once it files a Form S-1 and the registration statement is deemed effective by the Securities and Exchange Commission. The Company anticipates receiving such approval during the fourth quarter of fiscal 2001.

In November 2000, the Company prepared a Private Placement Memorandum under Securities and Exchange Commission Rule 506D to issue up to $10 million of its restricted common stock at $.50 per share to accredited investors (the "Offering"). In January 2001, the Company extended the Offering until May 31, 2001. As of March 31, 2001 the Company received $768,180 in connection with the Offering.

On June 27, 2000, the Company entered into an agreement with Ladenburg Thalmann & Co., Inc. ("LTCO") pursuant to which LTCO will use its best efforts to raise up to $12,000,000 for the Company through the sale of Common Stock. The financing is proposed to be raised tranches of $500,000 each at a price equal to 85% of the Average Daily Price for the Draw Down Pricing Period as such terms are defined in the Company's agreement with LTCO.

We believe that our cash and cash equivalent balances, and the net proceeds from this offering will be sufficient to satisfy our cash requirements for at least the next twelve months. The estimate for the period for which we expect the net proceeds from the LTCO offering, together with our available cash balances, to be sufficient to meet our capital requirements is a forward-looking statement that involves risks and uncertainties. The amount of our capital requirements will depend on numerous factors, including the timing of the commercialization of the SpectruCell technology, the possible acquisitions of complementary businesses or technologies, the financial resources we dedicate to new technologies and new markets and market demand for our suite of services.

We may need to raise additional capital if we expand more rapidly than initially planned, undertake development of other unplanned technologies and/or services to respond to new competitive pressures, or acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, such securities may have rights, preferences or privileges senior to those of our stockholders, who may also experience additional dilution. There can be no assurance that additional financing will be available or on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, expand our suite of services or otherwise respond to competitive pressures could be significantly limited and our business may be harmed by such limitations.

ACQUISITIONS

On November 10, 1999, the Company's wholly-owned subsidiary, AGC entered into an agreement with the shareholders of World IP Incorporated ("World") and its wholly-owned foreign subsidiaries Sur Comunicaciones, S.A. (A Chilean Corporation) and Acinel, S.A. (An Argentinean Corporation), hereinafter the "World Group", to acquire a 51% controlling interest in the World Group. The World Group provides wholesale international telephone services from the U.S. to Chile and Argentina. On October 4, 2000, the Company notified World's management and shareholders that it intends to rescind the November 10, 1999 Agreement because the Company was unable, after repeated requests, to obtain from World's management financial records and audited financial statements. Consequently, the Company's management deemed that it was in its best interest to unilaterally rescind the Agreement. On October 6, 2000 the Company filed suit in the Circuit Court in and for Palm Beach County, Florida against the World Group and its shareholders for rescission of the Agreement and for monetary damages resulting from World and its management's breach of the Agreement. As of June 30, 2000, the Company is owed $125,000 from World IP which it will seek to recover and has fully reserved against. (See Litigation)

On January 31, 2000, the Company acquired all of the issued and outstanding shares of SmartInvestment.com. Inc., an inactive reporting company fully in compliance with reporting requirements of the Securities Exchange Act of 1934, for 200,000 shares of its restricted Common Stock. A Form 8-K was filed on February 3, 2000 disclosing this acquisition. Under generally accepted accounting principles, the Company treated the purchase as a recapitalization and did not record any goodwill associated with the acquisition.

On April 5, 2000, the Company pursuant to a Stock Purchase Agreement with ACT-Australia acquired a 20% equity interest in ACT-Australia for $7,500,000 in cash and 5,000,000 shares of the Company's restricted Common Stock.

The Company's business strategy is to (i) be the leader in the development and marketing of Software Defined Radio technologies; and (ii) generate substantial revenue through the licensing of SpectruCell and other products being commercialized and developed by ACT-Australia and through the acquisition of telephone network distribution and other technology companies complementary to the Company's business. As part of this business strategy, the Company will continue to evaluate and pursue opportunities to acquire other companies, assets and product lines that complement and meet the Company's expansion criteria. The Company intends to use available cash from operations, if any, authorized but unissued restricted common stock and funds from its equity credit line to finance, in whole or in part, its acquisition and expansion plans.

Proposed Acquisition of ORBCOMM Assets

On February 28, 2001, the Company was the successful bidder to purchase all of the assets of ORBCOMM Global L.P and related debtors (collectively "ORBCOMM"). ORBCOMM, a partnership formed by Teleglobe Holding Corp. and Orbital Sciences Corporation, is the owner and operator of 30 low earth orbit satellites, digital satellite communications systems, gateway earth stations, control center facilities and related equipment and intellectual property (the "Assets") and provides asset monitoring, global positioning, communications and other data information services. In September 2000, ORBCOMM filed for Chapter 11 Bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the "Court"). On March 9, 2001, the Court entered an Order to approve the sale of substantially all of ORBCOMM's Assets to the Company.

The acquisition of the Assets was seen by the Company as an opportunity to engage in a business that was synergistic to the marketing and deployment of its SpectruCell technology as well in furtherance of Australon Limited's business of providing real time remote smart metering and other Lon-works based services. The Assets were to be owned by a newly formed entity wholly owned by the Company's 50% owned U.S. affiliate, Australon USA, Inc. The Company also entered into a joint venture agreement with another bidder to sell a portion of the new entity's equity in return for a substantial capital commitment. The Company's joint venture partner subsequently defaulted on its commitment to provide capital to the new entity. Because of the extreme time constraints place by the Court on the Company to close the transaction, and the substantial capital commitment needed to turn ORBCOMM's business around, Company management subsequently determined that it was no longer in the Company's best interest to pursue the purchase of the Assets.

The Company incurred a loss in the approximate amount of $800,000 relating to the proposed Asset acquisition. Such loss is expected to be reimbursed 50% by the Company's Australian affiliate.

Pending Litigation

The Company is a defendant in five-pending lawsuits. The first, Nancy Needham et al v. Advanced Communications Technologies, Inc. et al is an action brought in state court in Florida seeking (i) injunctive relief against the Company and others requiring it to permit the transfer of shares of the Company's Common Stock held by two shareholders (who are former officers and directors of the Company) and (ii) damages in an unspecified amount. The Company has recently filed a counterclaim against the plaintiffs for breach of fiduciary duties and other causes and is, among other things, seeking the rescission of their stock.

The second action was brought by two holders of $200,750 principal amount of the Company's 12% Secured Convertible Debentures, for breach of contract and other claims. The Company is in default with respect to the 12% Secured Convertible Debentures. The action is brought in the Supreme Court of the State of New York, in Nassau County. The Company intends to defend this action due to the non-performance by the noteholders to fully fund the Debentures. The Company intends, following the effectiveness of this registration statement, to offer shares of its common stock to the noteholders in a negotiated settlement of its and the noteholder's claims. There can be no assurance that the Company will be able to effectuate such settlement on terms it deems acceptable.

The third action is Star Multi Care Services, Inc vs Advanced Communications Technologies, Inc filed in the Fifteenth Judicial Circuit in the State of Florida on September 18, 2000. The suit has been filed by Star Multi Care Services, Inc ("Star") against the Company for alleged breach of contract and the recovery of a break-up or termination fee in excess of $50,000 in conjunction with the Company's failure to consummate a proposed merger with Star in January 2000. The Company believes that the suit is without basis and is vigorously defending the alleged claim.

The fourth action brought against the Company is Grassland Capital Group v Media Forum International, Inc filed in the State of Florida against Media Forum International, Inc., the Company's predecessor for enforcement of a convertible promissory note. In May 2000, the parties agreed to settle the matter for a fixed sum of $200,000 of which the Company paid $50,000. As part of the settlement agreement, the plaintiff agreed to release to the Company 75,000 shares of the Company's restricted Common Stock held in escrow. The Company was to pay the remaining balance due from proceeds to be derived from the sale of the 75,000 shares. In August 2000 the plaintiff filed and received a judgment against the Company for the $150,000 outstanding amount due. In October 2000, the Company sold the shares and received approximately $42,000 which it applied against the amount due. As of March 31, 2001, the Company's remaining balance on the Grassland obligation is $108,198.

The fifth action brought by the Company is World IP vs Advanced Communications Technologies Inc, filed in the State of Florida. The action was filed by the Company to rescind, ab initio, the Stock Purchase Agreement with World IP due to breach of contract and failure to provide financial information to the Company. A settlement with the World IP shareholders has been reached in principle.

                        BUSINESS AND INDUSTRY BACKGROUND

Growth of the Wireless Telecom Industry

The wireless telecom industry is one of the most rapidly growing business sectors in the world today, driven by the dramatic increase in wireless telephone usage, as well as strong demand for wireless Internet and other data services. Since 1992, wireless has been the fastest-growing telecom market sector, according to Forrester Research. International Data Corporation expects that by 2003, the U.S. wireless subscriber base will grow to over 185 million, generating revenues in excess of $68 billion. In April 1999, Dataquest estimated that the number of users of wireless handsets worldwide will grow to over 500 million by 2002. The demand for wireless Internet access and other data services is accelerating the adoption of new technologies such as those embodied in the emerging third-generation (3G) standard. High speed fiber networks are being coupled with broadband wireless technologies to deliver enhanced telecom capabilities and features to new customers and markets. According to Dataquest in February 1999, the market for broadband wireless access services in North America alone is expected to generate $7.8 billion in revenue by 2003.

Wireless carriers must continuously upgrade their networks with new technologies and expand into new geographic regions in order to remain competitive and satisfy the demand for pervasive wireless service. Additionally, new carriers are entering the market as a result of deregulation, the issuance of new licenses and the demand for new services, fueling the development of new networks. As a result, carriers are deploying new network equipment both in the U.S. and internationally. Worldwide sales of wireless telecom equipment are estimated to reach $31.8 billion in 1999, according to Dataquest in April 1999. New technologies, such as broadband wireless, are helping to fuel demand for more advanced wireless equipment. In February 1999, Dataquest estimated that the market for broadband wireless equipment in North America would grow from $90.7 million in 1998 to $901.3 million in 2002, a compound annual growth rate of 77.5%. Alcatel forecasts that the global third-generation mobile telephone infrastructure market will be valued at $60 billion to $80 billion between 2001 and 2004 as new networks are rolled out beginning in several European countries.

Changes in the Wireless Telecom Industry

As carriers deploy their networks, they face significant competition. Through privatization in the 1980s and deregulation in the 1990s, both domestically and internationally, the competitive landscape has changed for wireless carriers. For carriers to differentiate themselves and remain competitive in this new environment, they are deploying networks to:

      o provide seamless nationwide coverage and avoid expensive roaming costs on competitors' networks in markets where carriers do not currently own infrastructure;

      o     offer PCS service in new geographic markets;

      o offer enhanced services, such as one rate plans, calling party pays, caller ID, text messaging and emergency 911 locator services;

      o implement the new third-generation (3G) network standard to deliver wireless broadband data services, including Internet access and two-way e-mail;

      o introduce other emerging data networking and broadband technologies, such as LMDS, MMDS and other point-to-multipoint architectures, for the provision of high speed data wireless Internet access and other broadband services; and

      o offer wireless local loop systems domestically to bypass incumbent wireline competitors and in developing countries lacking modern wireline telephone infrastructure.

The convergence of traditional wireless, wireline and cable services is also adding complexity to the telecom environment as carriers deploy networks spanning traditional wireless/wireline boundaries to offer these enhanced services and new technologies.

New Challenges for Wireless Carriers and Equipment Vendors

Due to this increasingly competitive environment, carriers need to focus on satisfying customer demand for enhanced services, seamless and comprehensive coverage, better quality, more bandwidth and lower prices. The proliferation of carriers and new technologies has created an environment where speed to market is an essential element of a wireless carrier's success. Carriers are also experiencing challenges managing increasingly complex networks and technologies. For example, the introduction of wireless Internet technologies and the growth in broadband wireless services requiring the transmission of large amounts of data creates additional new technological hurdles for carriers establishing or upgrading their networks. In this dynamic environment, customer acquisition and retention are the most important determinants of success. This has led carriers to increasingly prioritize their resources, focusing on mission critical revenue generating activities such as marketing, billing and customer care and outsourcing whenever they can do so effectively.

The changing environment is also placing significant operational challenges on carriers. Carriers must make critical decisions about which geographic markets to serve and which services and technologies to offer. They are striving to avoid the cost uncertainties and considerable operational challenges associated with the staffing and process implementation software for the deployment and management of their networks. Furthermore, the rapidly changing and increasingly complex nature of wireless technologies has made it difficult for carriers to optimize employee training and utilization for what are often one-time upgrades for each generation of new technology. Additionally, networks are being implemented with equipment from unrelated vendors, posing system integration challenges. This situation is exacerbated by consolidation in the industry, which often entails the integration of disparate networks.

Equipment vendors are facing numerous challenges in the current environment, as carriers are requiring them to develop new generations of equipment that are capable of handling increased features and functionality. In addition, vendors must provide equipment that can be deployed within a carrier's existing network and integrate with equipment offered by other vendors. Carriers are more likely to select a vendor who provides a full suite of products and deployment services. Given the rapid pace of technological change, equipment vendors are finding it increasingly difficult to justify using resources for the deployment, integration and optimization of their current generation of products. This has increasingly led equipment vendors to focus on their core competencies to offer competitive solutions in this rapidly changing technological environment and to outsource network design, deployment and management services.

Conventional Wireless Communications Technology

Conventional mobile networks primarily rely upon long-established mobile radio technology and traditional voice channel transmission. This was the only suitable technology available when cellular communications first evolved 20 years ago. The SpectruCell Technology represents a departure from this somewhat antiquated technology.

Conventional telephone networks were traditionally configured with a major Central Office Switch (CO) and numerous smaller switches (Points of Presence or

POPS) throughout the network. The POPS collect calls from the outlying reaches of the network and route them back to the CO for processing and routing to the call termination.

Cellular telephone networks evolved from the long established mobile radio telephone technology and the traditional call processing and voice channel transmission applications associated with that technology. Much of the call processing and routing is done at the cell site and this can be very restrictive because it depends upon the number of voice channels and processing capacity at each cell site. In a conventional telephone network environment any upgrades or call capacity changes can be effected at the Central Office Switch, whereas in the present cellular network environment hundreds of cell sites would have to be upgraded individually.

Wireless Infrastructure Overview

GSM

The total worldwide count of 800 MHz and 900 MHz cellular, 1800 MHz and 1900 MHz PCS, PDC base stations will grow at a compound annual growth rate of 30.4 percent through 2004, according to a new report from Cahners In-Stat Group, a high-tech market research firm based in Scottsdale, Ariz. By year-end 2000, it is estimated that there will be 530,000 of these base stations, and by year-end 2004, 1,530,000 base stations.

The report, Towers, Towers, Everywhere: 2000 Worldwide Base Station Forecast, finds that during this same period CDMA-800 and PCS-1900 will lead the growth with 48.9 percent and 35.3 percent respectively, with TDMA-1900 expected to come in a very close third.

"From a growth rate perspective, CDMA-800 will lead the growth, but that is deceiving," says Ray Jodoin, principal analyst for the Global Wireless Service at Cahners In-Stat Group. "GSM has such a huge lead in terms of deployment. The reality is that there will be many more GSM base stations in 2004 than CDMA stations. CDMA is starting out from a smaller number of base stations, so its growth percentage will be larger over the coming years. The report maintains that China will maintain the status quo as far as CDMA vs. GSM," Jodoin adds. "China is installing more GSM base stations than CDMA right now. In terms of absolute raw numbers, CDMA doesn't come close to GSM."

In-Stat estimates that the number of base stations in the United States will be up 17.5 percent from 1999. There were 386,200 base stations worldwide in 1999. In-Stat estimates that there will be 530,100 base stations worldwide by the end of 2000. The United States maintains about 10 percent of the stations.

Over the next four years, South America's share of the Americas market will rise dramatically from 21.8 percent to 50.2 percent, and in Europe, where
GSM/DCS-1800 dominates, market share will decrease by 10 percent. The In-Stat report projects a significant year-to-year decline of analog, to the point of virtual non-existence after 2001 with DCS-1800 growing at a faster rate than GSM-900.

Russia remains one of the few geographic regions to enjoy significant analog growth, which should peak in 2004 and then begin a moderate decline as digital technology begins to take over. There will be an opportunity to recycle analog infrastructure and handsets in Russia.

Dynamic growth in the rest of the world is anticipated through 2004, and beyond, in order to meet the anticipated surge in new subscribers in emerging third-world nations. This growth will remain unabated for the foreseeable future, with China expected to contribute heavily to this growth.

3G Growth & Multiple Protocols

Wireless third generation services will grow from being virtually non-existent to a $63 billion annual market in five years, according to a new study from The Phillips Group-Infotech, a Parsipanny, N.J.-based research and consulting unit focused on the telecom and information technology industries.

It is expected that operator revenue from 3G services will grow more than 71 percent in five years, starting with $4.3 billion this year, with wireless infrastructure purchases expected to grow more than 53 percent annually from $4 billion to $34 billion during the same period, according to the study, 3G
Wireless: Market Expectations-U.S.

European and Asian carriers expect to introduce 3G services via UMTS networks in 2002. U.S. carriers, however, are unlikely to have sufficient radio spectrum to carry 3G services until well past that year.

Two 3G Standards

Wireless infrastructure vendors, such as Alcatel [ALA], Ericsson [ERICY], Lucent [LU], Nokia [NOK], Nortel Networks [NT], Motorola [MOT] and Siemens [SMAWY], already are investing in multiple technologies to fulfill orders by carriers using different technologies. They also will face increasing competition from new data and application-oriented suppliers like Cisco Systems [CSCO] and 3Com [COMS].

The third-generation interface contract awarded by worldwide wireless leader Vodafone AirTouch [VOD] and the 3G choice by Japan's second-largest carrier, DDI, reflect the inevitable market ranking of the two CDMA-based 3G standards.

It is anticipated that wideband-CDMA (W-CDMA), Vodafone's choice, will be used by more carriers around the world than cdma2000.

Vodafone recently engaged Ericsson [ERICY] to deploy W-CDMA technology for its U.K. GSM network. Vodafone expects to launch commercial 3G services in the United Kingdom in 2002. Japan's dominant wireless provider, NTT DoCoMo [MBNXY], operates a GSM network and, like Vodafone, will deploy W-CDMA as its 3G interface. Japan Telecom's J-Phone GSM network also will deploy W-CDMA for 3G operations.

In November 1999, an International Telecommunication Union committee adopted W-CDMA as the 3G evolutionary path for GSM and TDMA networks, and cdma2000 as the 3G path for CDMA networks. The organization also required roaming capabilities between the two interfaces. Because GSM networks outnumber CDMA operations around the world, more wireless carriers will use W-CDMA for 3G networks than cdma2000.

The CDMA Development Group is cdma2000's biggest proponent. While cdma2000 trails W-CDMA in the number of networks that will use it, the CDMA Group reported its pet technology will be the first 3G interface actually deployed for commercial service.

SK Telecom in Korea plans to introduce 3G services via cdma2000 this year. Bell Mobility [BMX], Nortel Networks [NT], Qualcomm, Samsung and Sprint PCS [PCS] have completed 3G wireless calls using cdma2000; and Telstra [TLSR], Verizon Wireless and LG Telecom are conducting cdma2000 trials.

While carriers in Asia and Europe must simply deploy the appropriate 3G interface, U.S wireless providers must first acquire the appropriate spectrum for 3G services. Asian and European markets have ample spectrum available for 3G networks, but little U.S. spectrum is available. The FCC plans to free up spectrum in the 700 MHz bandwidth currently being used by UHF television stations, for 3G deployments after 2006. The commission has delayed its 700 MHz auction to allow carriers more time to determine their best strategies for participating.

Paths To 3G Deployment

The evolution of wireless systems from the second to the third generation will not have a singular, simple solution, according to a new report from Cahners In-Stat Group of Scottsdale, Ariz. The report, On the Road to 3G: A Migration Roadmap, claims 3G wireless service will be mandatory to preserve the greatest feature of the worldwide GSM network, the subscriber's ability to seamlessly roam from country to country. However, while 3G/UMTS offers a convergence roadmap, both migrating and new operators will face implementation obstacles.

"What the reports talks about is that there are multiple paths available to 3G," says Ray Jodoin, group manager and principal analyst for wireless technology at Cahners In-Stat Group. "There are three primary cores to the technology - all have a wideband CDMA component on top. But underneath, the technology features CDMA, TDMA or GSM. The choice of these technologies will be geographic.

"The actual deployment of 3G will not occur homogeneously," Jodoin says. "Implementation timetables will vary by geographic region. Whether or not the service provider is a 1G/2G incumbent, and whether UMTS frequencies are used, will significantly influence strategy decisions. Deployment schemes must be weighed relative to the economic and technology issues. Even new service providers who start off with 3G infrastructure face difficult cost decisions regarding site and tower acquisition, as well as potentially huge auction fees."

3G wireless infrastructure promises to bring subscribers a bandwidth of 384 Kbps, and offers the possibility of video streaming, audio streaming and Internet access using wireless equipment.

The Cahners' report expects 3G to develop first in Japan, probably in early 2001 with Western Europe in mid- to late-2003.

"No one is saying what 3G will cost because they don't know," Jodoin says. "We take are taking an average of what the equipment manufacturers are saying to develop our estimates. For example, in the United Kingdom, there are four existing service providers, two in the 900 MHz band and two in the 1800 MHz band. Seventeen companies are bidding on five licenses in the United Kingdom. So far, Vodafone [VOD] has the highest bid, but it is hard to predict how the final bids will turn out." Jodoin says the market for 3G in the United States is particularly interesting. Right now, it remains unclear whether the FCC will allow U.S. service providers to buy all of the frequencies for 3G. Consequently, it appears some carriers will use existing frequencies and upgrade them to offer as many 3G-like features as possible.

SpectruCell

SpectruCell is a revolutionary new mobile communications technology developed by ACT-Australia for the cellular wireless network market. SpectruCell has several key advantages to both new and existing wireless network operators that provides them with both a technical and financial benefit for deploying a SpectruCell based solution for their infrastructure purposes. A SpectruCell network is comprised of three main components:

      o SpectruCell Platform - a re-configurable hardware platform compatible of hosting any current 2, 2.5 and 3G standard as well as multiple applications (AMPS, GSM, CDMA, W-CDMA, UMTS, ATM, Voice IP, etc) and capable of handling all expected changes that do occur during the lifecycle of any cellular standard. This hardware platform known as "SpectruCell" includes both BSC and BTS functionality.

      o Spectrally Efficient Microwave (SEM) links - these links are the high speed/high capacity communications links that connect the cells of the network together. These links are the backbones of a communications network. The Company's spectrally efficient microwave link technology uses high order modulation schemes to more efficiently utilize radio frequency bandwidth. Because of the level of efficiency of the ACT technology (3 to 4 times current commercial products) network providers are able to effectively increase their call carrying capacity threefold whilst still utilising the same amount of bandwidth. Additionally this is a wireless technology therefore there is no need to lay cables for a network rollout. This is an extremely important benefit in countries where the terrain is mountainous or unstable.

      o Fixed Wireless Access Points (Wireless Local Loop/WLL) - whilst the SpectruCell base station provides network connectivity for mobile wireless communications it is also desirable to provide wireless fixed network access. This is done using Wireless Local Loop devices. The ACT device will be Internet ready, meaning it will be compatible with Voice Over IP (VOIP) and other Internet based protocols. Typical services that would be delivered using this device are high speed Internet Service provision, video on demand, video conferencing, and other high data rate online services.

The combination of these three technologies, which the company believes will be proprietary to ACT-Australia, makes up a SpectruCell wireless network solution. These technologies gives ACT the ability to become a major wireless network provider.

Within the communications industry, it is unusual for one company to own the proprietary technology to all of the foundation components of the entire network infrastructure. ACT-Australia is well on the way to achieving this position. Accordingly, the ability to provide this total network solution places ACT in a very strong and unique position to be a major player in the rapidly evolving wireless communications global market.

SpectruCell Platform

The SpectruCell Platform is similar in concept to the Microsoft Windows Platform where MS words, MS Excel etc. are applications. A platform is a re-configurable hardware base, which may be enriched with software applications by simple installation or uploading. SpectruCell is the "Microsoft" of the mobile communications industry.

Conventional mobile communications networks use a base station as a gateway device to connect mobile phones (AMPS, GSM, CDMA) to the traditional fixed wire phone network (PSTN). Figure a. depicts a mobile phone network.

a. A Mobile Phone Network

                                [GRAPHIC OMITTED]

In conventional  networks,  each protocol that the network supports (AMPS,  GSM,
CDMA) requires its own base station (Refer to figure b.). This means that for a network provider to roll out a new protocol, it must set up an entirely new network. With SpectruCell, a network provider has the ability to simply implement the SpectruCell base stations into their existing network infrastructure thus enabling it the ability to carry multiple protocols (CDMA and GSM etc.) on the same network.

b. A Conventional Network Supporting One Protocol

                                [GRAPHIC OMITTED]

The SpectruCell platform is comprised of a base hardware platform and a software operating system that controls the hardware. The hardware portion of SpectruCell uses mainly commercial off the shelf componentry (COTS) with proprietary processing cards developed by ACT-Australia. The COTS hardware used is industry standard equipment and sourced from manufacturers worldwide. The functional structure of SpectruCell is outlined in figure c.


c. Functional Structure of SpectruCell

                                [GRAPHIC OMITTED]

High-Level Functional Structure Diagram of SpectruCell

The SpectruCell operating system and hardware platform has been compared in concept to the Microsoft Windows Platform where you have a base hardware platform and an operating system that controls it. As examples MS word, MS Excel etc. are applications. In a SpectruCell sense, the applications are software modules that support cellular protocols (AMPS, GSM, CDMA, WCDMA, UMTS, etc.) SpectruCell provides open systems and a standard operating platform to an industry dominated by proprietary applications and interfaces. A SpectruCell Network is depicted in figure d.

d. A SpectruCell Network

                                [GRAPHIC OMITTED]

Some of the key applications of the SpectruCell Platform are:

      o SpectruCell is a revolutionary new mobile communications wireless base station/switch built on a Software Defined Radio (SDR) platform. Services offered by SpectruCell are outlined in figure e. A SDR base station is an extremely powerful tool for implementing a wireless base station as all of the processing is done in software as opposed to hardware (traditional model).

e. SpectruCell Services

                                [GRAPHIC OMITTED]

      o A SpectruCell SDR base station has the unique ability of being able to simultaneously process and transmit all wireless communications protocols (AMPS, CDMA, TDMA, GSM, W-CDMA, UMTS, 3G, Voice IP, etc.) as well as wireless Internet applications, all within the one base station and network infrastructure. Figure f. depicts SpectruCell's support of wireless Internet services.

f. SpectruCell Supports Wireless Internet Services and Voice Over IP

                                [GRAPHIC OMITTED]

("PSTN" - Publicly Subscribed Telephone Network)

      o Additionally SpectruCell is built with a publishable API (open architecture) so that network operators can write their own interfaces, and it is also software upgradeable so that additional protocols (UMTS, 3G, etc.) can be easily added to an existing SpectruCell base station by uploading another software module to the base station.

      o SpectruCell was specifically designed for the US marketplace having a 25mhz front end capable of processing signals anywhere from 400 MHz to 2.9 GHz which covers all proposed 3G frequency ranges. It can also accept all backbones (wire, fiber, cable, microwave, satellite, etc.).

      o Network operators can seamlessly install a SpectruCell base station/switch into their existing 2G networks and it will process their existing customer base while at the same time providing an efficient migration path to 2.5G and 3G services with the addition of the appropriate SpectruCell software modules. And as an added benefit the SpectruCell base station will process all protocols simultaneously over the same network infrastructure.

      o The SDR SpectruCell operating system has demonstrated CDMA (IS-95) capability completely with out the use of any QUALCOMM chipsets or any other protocol specific hardware.

      o The proprietary SpectruCell operating system is patent pending with the first 3 of some 35 proposed patents filed in October 2000, in both Australia and the USA.

      o SpectruCell has been built 3G ready and will be commercially type tested in the last quarter of 2001, with the first SpectruCell base stations expected to be available in the first quarter of 2002. First release SpectruCell hardware will be released to third party developers for 3G application licensing in July 2001.

      o SpectruCell is expected to be priced lower than hardware defined single protocol base stations.

SpectruCell Infrastructure

                                [GRAPHIC OMITTED]

      o All external interfaces to a SpectruCell Platform are of a non-proprietary nature. All SpectruCell interfaces conform to existing standards for information exchange including the air interface, switch interface and billing and management interfaces. Such an open system ensures its future viability in a constantly changing marketplace. The ATM interface encapsulates the following to facilitate complete network interoperability:

                                [GRAPHIC OMITTED]

      o Papers regarding the SpectruCell technology were chosen for presentation by the "International 3G Technical Strategies" conference in Geneva (March 2001) and the "IEEE 3G Summit" in July 2001.

The SpectruCell technology is a safe choice for developers as all the implementation of 3G protocols is in software. With the current confusion over a 3G standard (15+ proposals) it is hard for manufacturers to provide a hardware based solution, whereas with SpectruCell all 15+ protocols can be supported on the one hardware platform.

Other Applications include:

SpectruCell is capable of tremendous signal processing power; there are several other applications that have been identified:

      o     A hardware platform for 3G cellular test equipment

      o     A hardware platform for high end military based signal processing

      o     Radar

      o     Sonar

      o     Military communications

      o     Aerial communications and mobile communications platforms

      o A base development platform for new protocols and base station equipment from existing vendors (Nokia, Lucent, Siemens, Ericsson, etc.) and new third party developers.

      o A 3G capable development platform for new technology vendors looking to enter the market with a head start.

The SpectruCell Network

A SpectruCell Platform gives a network provider significant advantages. While its ability to efficiently transport a larger variety of communications traffic makes the network incredibly flexible, what makes SpectruCell truly innovative, however, is its potential to provide Mobile IP. IP, or Internet Protocol, has been developed over many years to provide a generic, highly efficient and flexible data communications protocol. Telecommunications networks are aware of IP's efficiencies in transporting voice traffic (known as "voice over IP") as well as the more traditional data services. By using IP as the core protocol for inter-cell communications, SpectruCell provides a much more efficient base station networking. More significantly, SpectruCell provides a seamless point of integration for future mobile Internet services.

At present, all wireless IP traffic must be encapsulated into existing air-interface protocols, leading to many inefficiencies (Refer to figure h.). For example, while GSM is very efficient at carrying voice traffic via radio, it is inefficient at providing data/internet connectivity, being both expensive and slow. Anyone who has used an Internet browser on a Nokia 9000 Communicator can attest to the high cost of a 9600bps connection. Other voice call based air protocols, such as AMPS, suffer similar speed and expense difficulties. This inefficiency is because of the fundamental problems associated with sending packet-based (Internet) traffic on a connection-oriented network (GSM/AMPS). Nor is the centralised architecture of a traditional cellular network appropriate for third generation personal communications protocols, hence SpectruCell's distributed design.

A Traditional Network Supporting a Single Protocol

                                [GRAPHIC OMITTED]

A SpectruCell Network Supporting Multiple Protocols

                                [GRAPHIC OMITTED]

Rather than having a central controller (potentially a central point of failure), SpectruCell moves control and call processing/routing into the base stations (Refer to figure i.). In some cases, where compatibility with existing protocols is required, there would need to be some centralised control. This would not mean all communications traffic would have to be routed centrally, just the control information (billing, call detail, etc.). This semi-centralised architecture provides a more dynamic network capacity and a level of network redundancy (Refer to figure j). This style of network structure would help to eliminate MTSO congestion that causes network overloads and results in dropped or lost calls.

The SpectruCell architecture does not require a land-based backbone connection between cell sites. An inter-cell connection can just as easily be implemented using a point-to-point microwave link or via a satellite.

There will always be a wide variety of traffic with different priorities in the telecommunications market. The SpectruCell base station's router functionality means it can prioritise the various types of traffic and, because bandwidth costs are a significant factor in modern network operations, SpectruCell can accommodate variations in both channel bandwidth and cost. For example, there may be both a fibre optic connection and a satellite connection to the SpectruCell base station. The SpectruCell base station could rout time-critical voice traffic over the fibre backbone while sending less time-critical traffic, such as email and web pages, over the satellite link.

A SpectruCell Distributed Network Model Supporting Multiple Protocols

                                [GRAPHIC OMITTED]

A SpectruCell Network in a 3G Environment

                                [GRAPHIC OMITTED]

A SpectruCell Network Supporting Both 2G and 3G Modes of Operation

                                [GRAPHIC OMITTED]

Key Advantages

A SpectruCell network is a truly flexible network architecture specifically designed to provide network providers with the next generation (3G) of wireless communication networks (Refer to figure k.). It has two major advantages over conventional cellular networks:

      o     It is able support multiple protocols (AMPS, CDMA, GSM, 3G, Wireless
            IP) in a single base station.

      o The ability to dynamically reconfigure base stations to support various protocols through software upgrades.

It can also be integrated with current networks and is in line with current operators' future plans, including the concept of Digital Mode of Operation
(DMO). SpectruCell's architecture allows:

      o Both immediate and long term integration into communication network infrastructures.

      o The support of Voice over IP networks. IP will enable voice to be delivered over VPN (virtual private networks), allowing telecommunications providers to act as primary carriers to other providers who are the customer's primary service provider - a very interesting development considering the current marketplace. Primary service providers will be able to manage their own mobile services within the primary carrier's environment.

      o A reduction in the total cost of network ownership through cheaper rollout costs and improved end-user focus. It is estimated that SpectruCell will reduce cell /antenna site costs by 70 per cent and overall network establishment costs by 50 per cent.

      o Better methods of providing both improved and additional services to customers, such as number redirection and call centre handling.

      o Better access to developing applications based on the facilities within SpectruCell platform by third party developers.

      o The development of new products for the mobile market. The open system approach provides a basis for developers to create many new products and services that use the SpectruCell Platform. Many of these new applications have not been developed yet, but SpectruCell's platform will support many new mobile communications services and applications.

The internal architecture of a SpectruCell base station is designed to provide flexibility for future upgrades. In its present design format, SpectruCell uses high-end processors, which, to a certain degree, limits the network's bandwidth capacity. In the current configuration some of that processing is done in dedicated hardware with more processors added in a parallel architecture as needed. As processor speeds increase (they double every 18 months according to Moore's law), the capability of a SpectruCell base station also increases. Even if Moore's law isn't accurate, processors will definitely become faster and more powerful.

Both the SpectruCell  platform and the initial application of CDMA2000 are being
developed  as  commercial   items   followed  by  the   development  of  further
applications.

Complimentary Products and Applications Under Development

Smart Antennas

Smart Antennas provide a solution to the capacity problems experienced by mature mobile cellular networks. They achieve this by directing radio signals to an intended target, rather than broadcasting throughout the entire cell area. The most elaborate smart antenna systems can communicate with multiple mobile stations in the same cell, on the same channel, exploiting their spatial separation. ACT-Australia intends to closely integrate the functionality of a smart antenna system with the SpectruCell Base Transceiver Station, to provide maximal capacity in cellular networks.

SEM

Spectrally Efficient Microwave (SEM) links are the high speed/high capacity communications links that connect the cells of the network together. These links are the backbones of a communications network. ACT-Australia's spectrally efficient microwave link technology uses high order modulation schemes to more efficiently utilize radio frequency bandwidth. Because of the level of efficiency of the ACT-Australia technology (3 to 4 times current commercial products) network providers are able to effectively increase their call carrying capacity threefold whilst still utilising the same amount of bandwidth. And because this is a wireless technology there is no need to lay cables for network rollout. This is an extremely important benefit in countries where the terrain is mountainous or unstable.

Wireless Local Loop

Whilst the SpectruCell base station provides network connectivity for mobile wireless communications it is also desirable to provide wireless fixed network access. This is done using Wireless Local Loop devices. The ACT-Australia device will be Internet ready, meaning it will be compatible with Voice Over IP (VOIP) and other Internet based protocols. Typical services that would be delivered using this device are high speed Internet Service provision, video on demand, video conferencing, and other high data rate online services.

SpectruCell Marketing Advantages

The Company believes that SpectruCell's greatest marketing advantage is that there is no other technology in the market place that is as conceptually advanced as SpectruCell. The unique flexibility and open system approach represents a revolutionary concept in mobile communication technology. Providers using SpectruCell will have the ability to expand and utilize technological advances as they occur without making their current network infrastructure redundant. The open system, non-proprietary approach means that third party developers can manufacture products for use within the system, as well as develop additional applications ensuring a SpectruCell network will be always at the leading edge of technology.

Using a network of SpectruCell base stations, network providers will have architecture that can be reconfigured to support the following:

      o Multiple protocols. The cell site's protocols can be added or removed. These are wireless protocols like AMPS, GSM, CDMA, W-CDMA, UMTS, 3G and new evolving standards.

      o Intelligent call routing. Calls can be routed centrally or in a distributed fashion to ease network congestion, allowing for more efficient use of network resources.

      o Flexible management and billing systems. The open architecture interfaces of SpectruCell allow for the provision of a more customer driven service that utilizes third party software applications.

In the present communications environment, many network providers are somewhat hesitant to upgrade or migrate their current network technology because in most instances they would have to "write off" the primary financial asset of their current capital base, which is their existing network structure. SpectruCell is a "lifesaver" in that it gives network providers the ability to:

      o Upgrade their existing network to evolving new protocols without having to start again with a new network, thereby maintaining the asset capital base of their old networks.

      o Gradually and seamlessly replace their existing mobile base stations with SpectruCell base stations, ensuring the existing network functionality remains intact, whilst at the same time allowing the provider access to the features and advantages that a SpectruCell network provides when compared to a conventional network.

      o Flexible migration to 3G technologies. As a network provider replaces existing base stations with SpectruCell base stations, the network is changed in a way that allows network providers to rollout new services and protocols with a software upgrade.

      o Upgrade their cell sites without affecting current functionality. This is an extremely flexible and low cost method for dynamic network configuration.

      o Dramatically increase their current call capacity while still maintaining their existing infrastructure.

Whilst the internal mechanisms of a SpectruCell base station are proprietary, there are clearly defined interfaces for all components of a SpectruCell base station. These interfaces are all dynamically re-configurable and can be made to conform both to existing standards and new protocols. Accordingly, a SpectruCell network is compatible with a greater range of billing and management systems than is currently available to network providers. For example, providers could support management protocols like TMN or CORBA interfaces for custom modules. This means a network provider can configure custom modules, or plug-ins, for the SpectruCell base station. An example of this would be a fraud detection module. This could detect fraud in real time, as opposed to the current method of looking at bills 21 days after the fraudulent event. This configurability gives a SpectruCell base station an on-going ability to provide next generation intelligent services.

Another key marketing advantage of a SpectruCell network is that it fully supports the future direction of network providers. Current plans, like Telstra's Digital Mode of Operation (DMO) call for:

      o All traffic, management and control infrastructure to be migrated to a purely digital format (data gram based).

      o All networks to allow for the provision of more customer oriented services.

      o Networks to support next generation intelligent services. These intelligent services should have open interfaces that allow for configuration by the customer.

      o SpectruCell allows providers to offer all this and more. As SpectruCell has been designed to enable voice to be delivered over VPN (virtual private networks), it allows telecommunications providers to act as primary carriers to secondary providers such as companies like AAPT and One-Tel.

SpectruCell is flexible, upgradeable and can be integrated into current networks. It can work with current technology while allowing the provision of a whole new world of services. In summary SpectruCell is the next generation of mobile communication base stations.

Prospective Customers

The market for telecommunications infrastructure equipment will continue to be stimulated by the increasing demand for voice and high-speed data applications. Network operators will be forced to replace or upgrade their existing networks to facilitate the introduction of 3G services. Infrastructure equipment manufacturers not already well into the development of 3G products will now be looking for proprietary components to reduce their development schedules.

Therefore there are three distinct target markets that have now been identified for the Software Development Platform and Software Radio Hardware that comprise "SpectruCell":

      1.    Primary & Secondary Network Operators
      2.    Infrastructure Manufacturers and 3rd Party Developers
      3.    Military (Signals Intelligence)

The initial marketing focus will target existing network operators, particularly smaller network operators in the US currently using CDMA, IS95 & IS136 air interfaces. This initial implementation of "SpectruCell" will provide network operators with a natural migration path to 2.5G and 3G technologies via CDMA2000.

Strong demand is also expected from Canada, Mexico and Latin America as a result of increasing demand for Internet access and the extension of basic telecommunications services that will stimulate infrastructure spending in these regions.

Competitors

A detailed analysis of SpectruCell's main competitors and customers including Ericsson, Lucent Technologies, Motorola, Nokia and Nortel Networks can be found in Appendix 1.

Other possible competition to SpectruCell is limited to existing conventional single protocol technologies and base stations that can only process one protocol at a time. The competing products are not software configurable, and do not have open architecture and thus are not as flexible. SpectruCell is a wireless multiple protocol technology that will be upgradeable to 2.5G & 3G the new evolving standards for combination voice and high rate, high capacity data transmissions. This limited competition will dissipate naturally as the industry trends towards data oriented, 3G, services. Monitoring of the competitive market is ongoing and current analysis provides a high level of confidence that ACT will be first to market.

Competitive Advantage

SpectruCell's competitive advantage exists because SpectruCell is an innovative, competitive product. SpectruCell can be labeled as a software defined radio
(SDR) base station for cellular (mobile) protocols, or air interfaces. It enables multiple air interfaces to be supported in the one base station, which is software configurable and software upgradeable. As such, it competes against existing cellular network base station providers such as Lucent, Nokia, Nortel, Ericsson, Motorola, Siemens, Alcatel and Samsung. These existing equipment suppliers build base stations that specifically support one type of air interface. Normally these base stations tend to need major modifications in the hardware when the specific air interface standards (protocols like GSM and CDMA) change or new capabilities/functionality is added. Only now are these companies building software-defined capabilities but all are proposing hardware that consider only one air interface (either GSM or CDMA not both) whilst SpectruCell is implementing both.

SpectruCell is a Software Defined Radio (SDR); this provides SpectruCell a major advantage as summarized in the following report excerpt from Radioscape (http://www.radioscape.com/software-defined-radio/soft-defined-radio.hml)

"There are a number of advantages of SDR for mobile communications, but the most important (potential) advantage is flexibility. There are an extremely large number of cellular standards worldwide in use even now, such as GSM, TACS, AMPS, IS-95, IS-136, PHS, etc., and with the introduction of 2 1/2G and 3G systems (such as GPRS, EDGE, CDMA2000, and UMTS) things are getting more complicated. This is both an issue for phones - which will need to be multi-standard to allow inter-country roaming (and even some inter-country roaming for UMTS and for U.S. usage) - and for the cellular infrastructure, which must be flexible in the face of changing standards, and able to be upgraded as simply and at as low a cost as possible. For example even once a standard is deployed on a particular base station, it is likely to need modification; a good example here being GSM, which since its initial introduction has seen multiple incremental additions to the standards (such as new voice codecs, multi-channel data, etc.) which have had to be tracked in the base station. The promise of SDR is that, since the core processing modules of the system exist in software, they can be easily replaced by uploading new modules; with no need for what is known as a 'forklift upgrade'. Furthermore, with software come the (potential) advantages of modularity and reuse, which can then be leveraged to allow multi-vendor IP integration on a single terminal. As the complexity of communications systems is increasing at such a prodigious rate, the ability to modularize is becoming critical".

Another advantage over existing competitors is the ability to software upgrade SpectruCell. Our customers will have the ability to expand and utilize technological advances as they occur without making their current infrastructure redundant. The open system, non-proprietary approach means that third party developers can manufacture products for use within the SpectruCell system, ensuring a SpectruCell network will always be at the leading edge of technology. This opens up the development marketplace for mobile communications and shifts the current industry trend from a proprietary nature to a more open and competitive environment. This unique flexibility and open system approach of SpectruCell represents a revolutionary concept in mobile communication technology. This differentiates SpectruCell from other competitors in the market place.

SpectruCell has been designed to be generically compatible to the existing equipment used by the major network providers throughout the world. Accordingly, it can be easily interfaced to existing network equipment used by major providers through its compliance to networking standards.

The  SpectruCell  Platform  will  have  a  number  of  sustainable   competitive
advantages:

      o     It is wireless;

      o The total cost of ownership will be substantially less than comparable products;

      o There is no other technology in the market place that is as conceptually advanced (the flexibility and open system approach). SpectruCell's strategic advantage is that it is the only multiple protocol base station technology due for early deployment, and it allows the network providers to run all protocols (CDMA, GSM, 2.5 and 3G) over the same network backbone. (At present one network per protocol);

      o Radioscape is suggesting that major vendors are not expected to deploy SDR base stations until 2003. SpectruCell will be deployed in late 2001;

      o It is adaptable and compatible with 3G and future technologies and products;

      o SpectruCell is flexible, upgradeable and can be integrated into current networks; and

      o New Applications developers who select the SpectruCell Platform will:

            1.    Have access to an experienced applications development team
            2.    Have access to state of the art SDR hardware platform
            3. Be able to enter the market in less time with a higher chance of success and at a lower cost.

The advantages of SpectruCell for network providers:

      o     Enables  upgrading  of existing  network to evolving  new  protocols
            without   having  to  start  again  with  a  new  network,   thereby
            maintaining the asset capital base of their old networks;

      o Can seamlessly replace existing mobile base stations with SpectruCell base stations, ensuring the existing network functionality remains intact, whilst at the same time allowing the provider access to the features and advantages not available on a conventional network;

      o Flexible migration to 3G technologies. As a network provider replaces existing base stations with SpectruCell base stations, the network is changed in a way that allows network providers to rollout new services and protocols with a software upgrade; and

      o     Benefits of the SpectruCell system for Network Providers include:

            1.    Cheaper rollout cost due to the network being wireless;

            2. Cheaper costs for upgrading existing networks to handle additional protocols through utilization of existing network infrastructure and software upgrades;

            3. Will enable cellular subscribers to access all Internet services via mobile IP and other evolving data protocols (such as ITU 3G).

            4.    2G  and  3G-multi   protocol  capable  solution   commercially
                  available   first  quarter  2002.

            5. Financial asset saver offering a migration from 2G to 3G for existing network providers.

Why would network providers want to change? Network providers have to meet market demand. This means that they are constantly upgrading or changing their networks to meet customer demands and compete with other network providers. Network standards change as the technology improves. 3G networks will go through the same improvements as experience is gathered; SpectruCell is ready to deploy improvements through the software infrastructure, as they are needed.

Why would network providers choose to buy SpectruCell? SpectruCell is a solution to the network providers need for changing or migrating their existing network to a 3G compatible service. It is compatible to all protocols, existing and future. By changing to SpectruCell, network providers will acquire a wireless solution that only requires software upgrades to switch from one protocol to another, depending on the market demand. SpectruCell will meet markets needs because:

      o It will allow Network providers to upgrade their cell sites without affecting current functionality. This is an extremely flexible and low cost method for dynamic network configuration;

      o     SpectruCell   fully   supports  the  future   direction  of  network
            providers;

      o All traffic management and control infrastructure will be migrated to a purely digital format (data gram based);

      o All networks to allow for the provision of more customer oriented services;

      o Networks to support next generation intelligent services. It is preferred that these Intelligent services should have open interfaces that allow for configuration by the Customer as demonstrated by SpectruCell; and

      o SpectruCell has been designed to enable voice to be delivered over VPN (virtual Private networks), this allows telecommunications providers to act as primary carriers to secondary carriers such as companies like AAPT and One-Tel.

SpectruCell fully supports all of these requirements for Telstra's Digital Mode Of Operation (DMO) and has been designed in a modular fashion so that future development will not require customers to replace their entire network as technology moves forward to the fourth generation of cellar communications.

The Customers

SpectruCell has two main categories of customers:

      o     Developers - groups that will adopt and utilize the SpectruCell base
            hardware  platform  for  their  future  wireless  development.   The
            advantages of using

            SpectruCell to this type of group are the rapid development lifecycle and reuse of existing code that can be made available to them. The applications developed by these groups can then be marketed through their traditional structures or jointly with us; and

      o End Users - customers who utilize the finished commercial product. This includes product developed by both ACT-Australia and it's associated 3rd party developers. Examples of this type of customer would be network operators buying a GSM/WCDMA SpectruCell base station developed by Alcatel or another 3rd party developer.

The revenues generated from developers involve relatively minimal up front returns for supply of SpectruCell development kits. The substantial revenues are generated from the sale of developed product for which ACT-Australia will receive a licensing fee for each product sold. There are several key advantages to both groups when utilizing SpectruCell:

ACT-Australia will generate revenue from both the sale of its hardware and the licensing of its operating system and associated application code.

The definition of a third party developer can be further broken down into several categories:

      o Core developer - an organization that vends product to the network operators. Examples would be companies like Siemens, Nokia, Alcatel, Ericsson, Sony, etc. The main advantages of the SpectruCell platform to this type of developer are the rapid time to market that they can achieve with a standardized platform and available library source code;

      o 2nd Tier Developer - organizations offering core network enhancements in the 3G and wireless arena. Examples are companies like WSI, M-Diversity, Open Telecommunications. The main advantage to these types of organizations is that it provides a platform that they can deploy their technology on, whilst partitioning off their core functionality. In essence they can use SpectruCell to enhance existing systems. Without a solution like SpectruCell it means that such developers require integration with all existing proprietary systems to get their technology to market. SpectruCell provides them with a standard 3G capable operating platform and open system architecture; and

      o Custom developer - this incorporates organizations developing applications outside of the arena of 3G mobile wireless. Examples of these types of applications would be military development using SpectruCell as the hardware platform for high-end signal processing applications such as radar and sonar or high-end military communications systems.

In later stages of the process ACT-Australia will amass an IP core library of reference code and designs that can be further licensed to other application developers, thus speeding the deployment time of new applications. The long-term activity for ACT-Australia will be to support development activities and deployment of the SpectruCell platform. This will minimize ongoing activity whilst maximising royalty streams. ACT-Australia controls the core proprietary hardware platform and operating system.

Sales and Distribution

We expect to have independent distribution facilities located in North America. Sales offices are planned for Newport Beach, New York City and Fort Lauderdale. Sales from these offices will be directed mainly to OEMs, network providers and telecommunication product manufacturers who are buying components to add to their own product or the SpectruCell Platform as a third party developer. These offices will be staffed with a number of key Australian management and technical staff trained in Australia, as well as Company employees.

The development of industry relationships particularly in relation to sales and distribution networks, complementary to our corporate initiatives and goals both in the United States and elsewhere in the world will enable a reduction in the need for international sales and marketing structures. They also enable the leveraging off existing distribution networks, and decrease our, and ACT-Australia's risks.

Manufacturing

A SpectruCell system is primarily a software-based system installed on a commercially available platform. The hardware components of SpectruCell are COTS systems, and subsequently available from a range of distributors and manufacturers in both Australia and worldwide. Commercial feasibility studies indicate that the hardware components can be outsourced with Australian suppliers being given preference. This design of using industry standard hardware components and custom software dramatically reduces manufacturing risks and leaves a wide range of options open for the production of SpectruCell. A stringent manufacturer accreditation program will be initiated to ensure that highest quality products will be delivered.

Commercialization Strategy

The commercialization strategy will be implemented according to the following basis and proposed time schedules:

      o     Stage One - Second Quarter 2001

Complete an implementation of SpectruCell hardware and SpectruCell SDR Operating System (Framework) targeted at enabling 3rd party developers, network equipment manufacturers, and allied industry developers to commence familiarization and production of wireless applications, including 3G applications, on SpectruCell hardware.

      o     Stage Two - Second and Third Quarter 2001

Implement a broad-based national and international marketing campaign to all known and appropriate developers, network operators, equipment manufacturers and allied industry contractors, on a global basis, to stimulate adoption of the SpectruCell SDR Operating System platform by 3rd party application developers. The campaign will be based upon taking the SpectruCell Operating System to 3G application and equipment developers for application development in parallel to our internal core development of the CDMA2000 and GSM applications.

Continue the implementation of SpectruCell hardware and SpectruCell SDR Operating System (Framework) improving the software capabilities and ensuring a robust, scalable and mature ongoing framework for 3rd party developers. Use of both internal and 3rd party developers to provide feedback to the designers that allows for the development improvements in SpectruCell's capabilities.

Contributed and encourage the direction of the SDR Forum's standardization process based on work completed during the development of SpectruCell. Lobby for the adoption of the SpectruCell framework as a standard development and deployment platform for the industry.

      o     Stage Three - Third and Fourth Quarter 2001

Final phase is the production of a SpectruCell Multiple Protocol Software Radio Base Station ready for industry commercial type testing in the USA and Europe. Finalize an alignment with a specific manufacturer/network provider for co-ordination and co-development of a SpectruCell base station for a specific network application and/or rollout of the first SpectruCell production units. Establish technical facilities and industry relationship in the USA for "field trials" and implementation of the SpectruCell SDR base station in to the USA network environment.

      o     Stage Four - Second and Third Quarter 2002

Continue with and substantially expand global marketing and distribution of the SpectruCell SDR Operating System and marketing and production of the first SpectruCell Base Stations, Especially in the America's, Asia & Pacific Rim, and UK-Europe. Complete installation and establish operational viability in the commercial marketplace of first SpectruCell base station production units.

Expand marketing efforts globally into other viable applications for SpectruCell such as military applications, aerial based networks, radar transmissions, green-field and isolated rural area applications.

Implement SpectruCell SDR Operating Platform Standardization and marketing campaign by becoming actively involved with 3G development partners and industry standards bodies, lobby for the adoption of SpectruCell as a standard development and deployment platform for the industry. Provide and establish end user sales, support and maintenance, and training to network operators and other wireless infrastructure users. ACT will only ever be required to support the SpectruCell platform, not applications developed by other parties. These activities do however generate substantial additional annual revenue.

It should be noted that some of the time frames may vary depending upon availability of appropriate R&D funding for SpectruCell development.

Business Differentiations

The key attributes of our proposed business plan through our licensing arrangements and subsidiaries are as follows:

Unique Product

There is no product similar to SpectruCell on the market that can process and transmit all protocols (AMPS, CDMA, TDMA, GSM, W-CDMA, UMTS, 3G, Voice IP,
etc.), as well as the new Internet based applications on the one network. SpectruCell also provides a distributed network platform that to a large degree will eliminate present network bottlenecks caused by central switching overloading.

Universal Market Acceptance

SpectruCell is universally compatible with all communications technologies that will enable easy integration and upgrading of existing networks. There are no barriers to market entry as SpectruCell conforms to all communications standards with it's open system design.

Maintenance of Asset Value

SpectruCell provides communications networks with a means of maintaining the asset value of their investment in their often outdated network structures. The existing network infrastructure is usually the carrier's primary financial asset. For a network provider to upgrade their network services to modern 3G services, such as wireless internet, using current technology they would be required to write-off a large part of their existing infrastructure, and/or build an entirely new network to carry the modern protocols (CDMA, W-CDMA, 3G, etc.). Using SpectruCell network providers are able to seamlessly rollout these new service whilst still utilizing and maintaining their existing infrastructure. The flexible nature of SpectruCell allows network providers to easily migrate their network infrastructure to a next generation 3G network, whilst still supporting their current network services. From a financial perspective SpectruCell means that network providers now have a migration path that avoids costly write offs to their existing network, which is usually their primary asset base.

Supports all Evolving Technology Standards

SpectruCell has been designed with an open architecture and is software upgradeable. This means that a SpectruCell network can always maintain its "leading edge" as new technologies can be easily added via a software upgrade. SpectruCell also supports Digital Mode of Operation (DMO), the standard currently being adopted by many communication companies.

Total Network Solution

The combination of the various technologies (SpectruCell, SEM, WLL) which will all be proprietary to ACT, provides a complete network infrastructure capable of terminating voice and data via Voice IP to both mobile telephones and the traditional fixed network home/office phones.

Third World Region - Most Suitable Network

SpectruCell's unique ability to terminate to both mobile and fixed networks combined with its ability to be rapidly deployed and become quickly operational, is a major advantage in third world regions. Communications industry statistics project 50% of the growth in wireless network infrastructure will be in third world regions, a $60 billion market1.

Reduced Investment Risk - Existing Technologies

As SpectruCell is essentially a reconfiguration of existing technologies that are already proven in the marketplace, there is a reduced risk of the new technology performing poorly.

Government Regulation

The Company's proposed provision of wireless communications services is subject to substantial government regulation. Federal law regulates interstate and international telecommunications, while states have jurisdiction over telecommunications that originate and terminate within the same state. Changes in existing policies or regulations in any state or by the Federal Communications Commission ("FCC") could have a material adverse effect on our financial condition or results of operations. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition or results of operations of the Company.

----------
1   2001 MultiMedia Telecommunications Market Review and Forcast

Patents

ACT-Australia has filed and is currently preparing additional Patent applications for the SpectruCell technology. ACT-Australia is confident that its applications for patent protection will be granted by the Australian regulatory authorities.

Organization

The Company was formed on April 30, 1998 and was inactive from its date of formation until April 1999 when it acquired all of the issued and outstanding stock of Media Forum International, Inc. ("MFI") in a reverse merger. The merger was treated as an acquisition of all of the assets of MFI and as a recapitalization of the Company. On January 31, 2000, the Company acquired all of the then issued and outstanding shares of SmartInvestment.com, Inc. ("Smart"), an inactive reporting company for 200,000 shares of restricted common stock. The Company elected successor issuer status to become a fully reporting company. The Company treated the purchase as a recapitalization, and has not recorded any goodwill associated with the acquisition. In July 1999, the Company formed AGC as a wholly-owned subsidiary to conduct its international telephone network distribution business. On April 5, 2000, the Company acquired a 20% equity ownership interest in ACT-Australia, an affiliated entity. The Company accounts for its investment in ACT-Australia under the equity method of accounting. In July 2000, the Company formed Australon USA, Inc. ("Australon"), a Delaware corporation owned 50% by the Company and 50% by Australon Limited. Australon Limited is a publicly traded company listed on the Australian Stock Exchange and is a 66% owned subsidiary of ACT-Australia. In November 2000, the Company formed Advanced Network Technologies (USA), Inc. ("ANT"), a Delaware corporation owned 70% by the Company and 30% by ACT-Australia. Both Australon and ANT are inactive. The Company intends to account for the future results of operations of Australon on an equity basis and ANT on a consolidated basis.

Employees and Consultants

As of June 30, 2001, the Company has five full time employees and consultants. ACT-Australia and its affiliates have over 200 full time employees engaged in research and development, technical support, management and sales and administration. None of the Company's or ACT-Australia's employees are covered by any collective bargaining agreement.

Facilities

Our principal executive offices are located at 19200 Von Karman, Suite 500, Irvine, California 92612. The Company has a one-year lease for such offices expiring in March 2002. The monthly rent is $5,525. At the end of the lease terms for our rental space, we believe that we can lease the same or comparable offices at approximately the same monthly rate.

World IP

On November 10, 1999, the Company's wholly-owned subsidiary, AGC entered into an agreement with the shareholders of World IP Incorporated ("World") and its wholly-owned foreign subsidiaries Sur Comunicaciones, S.A., a Chilean Corporation, and Acinel, S.A., an Argentinean Corporation (the "World Agreement"), hereinafter the "World Group", to acquire a 51% controlling interest in the World Group. Under the terms of the World Agreement, 500,000 shares of the Company's restricted Common Stock plus $95,000 in cash was exchanged for 1,020 shares of stock representing 51% of the then issued and outstanding shares of World. The 500,000 shares of restricted Common

Stock were valued at the trading price on the closing date and together with the cash consideration, resulted in a purchase price of $470,000. The World Group provides wholesale international telephone services from the U.S. to Chile and Argentina.

On October 4, 2000, the Company notified World's management and shareholders that it intends to rescind the World Agreement because the Company was unable, after repeated requests, to obtain from World's management, financial records and audited financial statements. When the Company entered into the World
Agreement, it believed that the acquisition of the World Group would enhance AGC's international telephone network capabilities and provide a platform for the commercialization of the SpectruCell product in South America. However, approximately seven months after entering into the agreement, the Company was unable to obtain audited financial statements for the World Group. Consequently, the Company's management deemed that it was in its best interest to unilaterally rescind the World Agreement. On October 6, 2000, the Company filed suit in the Circuit Court in and for Palm Beach County, Florida against the World Group and its shareholders for rescission of the World Agreement and for monetary damages resulting from World and its management's breach of the World Agreement. (See Company Litigation)

Advanced Global Communications Technologies, Inc. ("AGC")

AGC is a wholly-owned subsidiary of the Company and provided wholesale telecommunications services, switched and dedicated voice, data transport and networking solutions. AGC was formed to build an International telecom network that will provide access for tier-one carrier companies in the United States and abroad, allowing those companies to terminate call traffic in foreign countries. During the third quarter 2001, AGC shut down its international long distance telephone network between the U.S. and Pakistan.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth the names and ages of the current directors and executive officers of the Company, their principal offices and positions and the date each such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family or understanding between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Our directors and officers are as follows:

Name                       Age      Position
--------------------------------------------------------------------------------

Roger May                  55       Chief Executive Officer, Chairman of the
                                      Board; Director
Wayne I. Danson            47       Chief Financial Officer; Director
Jonathan J. Lichtman       49       Director
Dr. Michael Finch          52       Director
Randall Prouty             48       Director
Wilbank J. Roche           54       Director
Allan Roberts              50       Director

Roger May, Chief Executive Officer, Chairman of the Board and Director. Roger May has been the Chairman and Chief Executive Officer of the Company since March 10, 1997. In 1991 he founded America's first nationwide central reservation system known as Independent Reservation Services Ltd. ("IRSL") In 1997 Mr. May negotiated the sale of IRSL to a Florida public company, Teleservices
International Group. In 1987, Mr. May began his focus on telecommunications, first establishing nationwide distribution networks for a private network and then marketing discounted telecommunications products and associated services to the hospitality industry. He established successful joint ventures with Cable & Wireless, and relationships with Rochester Telephone, Bell Atlantic, Frontier Communications and others. Mr. May moved to Los Angeles from Australia in 1980 to capitalize on export incentive allowances offered by the Australian government. He began operating a wool exporting company and then purchased a franchise for International Business Exchange, Inc., a barter exchange company. Mr. May began his marketing career in Australia in 1969, where he was a General Manager for the largest General Motors dealership in Australia.

Wayne I. Danson, Chief Financial Officer and Director. Mr. Danson has served as the Company's Chief Financial Officer since December 1, 1999 and was appointed a Director on January 3, 2000. Mr. Danson is the Managing Director and Founder of Danson Partners, LLC a financial advisory and investment banking firm specializing in middle market companies in the real estate and technology industries. Prior to forming Danson Partners, LLC from August 1996 to April 1999 Mr. Danson was co-head of and Managing Director of PricewaterhouseCoopers LLP's Real Estate Capital Markets Group. Prior to joining PricewaterhouseCoopers, from 1988 through 1995 Mr. Danson was a Managing Tax Partner with Kenneth Leventhal & Company in New York and Washington D.C., where he was also Kenneth Leventhal's National Director of its International and Debt Restructure Tax Practices. Prior to his involvement with Kenneth Leventhal, Mr. Danson was a Managing Director with Wolper Ross & Co., Ltd. in New York, a closely held financial services company specializing in financial tax, pension consulting, designing financial instruments and providing venture capital and investment banking services. Mr. Danson graduated with honors from Bernard M. Baruch College with a BBA in Accounting and an MBA in Taxation. He is a certified public accountant and a member of the AICPA and the New York State Society of CPAs.

Jonathan J. Lichtman, Director. Mr. Lichtman was appointed a Director of the Company on November 9, 1999 and is currently a partner with the Boca Raton law firm of Levinson & Lichtman, LLP, where he specializes in structuring corporate and partnership transactions including real estate syndications. Mr. Lichtman is also currently a general partner of several real estate partnerships in New York, North Carolina and Florida. Prior to forming Levinson and Lichtman LLP, Mr. Lichtman was an attorney with English, McCaughan and O'Bryan, PA, where he performed legal work for domestic and international clients as well as real estate partnerships and development. Mr. Lichtman obtained his J.D. degree, cum laude, from Syracuse University College of Law and his LLM degree in taxation from the University of Miami School of Law. He is also a certified public accountant and is licensed to practice law in Florida and New York.

Dr. Michael Finch, Director. Dr. Finch was appointed a Director of the Company on March 10, 1997 and since 1998, has been Chief Technology Officer of New Media Solutions, responsible for the conception, planning, creation, execution and deployment of all software products and projects. For the four years before that, he was employed by Media Forum (first in the UK, and then in the US) as Director of Product Development. He was responsible for developing and implementing Media Forum's software capabilities and strategy, managing technical and complex software projects for high-end clients, and pre-sales demonstrations to clients of Media Forum's software stance and expertise. From 1983 to 1993 Dr. Finch was a Financial Software Engineer, who designed, wrote and implemented sophisticated real-time computer programs for trading Financial Instruments and Commodities on the Chicago and New York Futures exchanges. Prior to 1983 Dr. Finch was a research scientist and mathematician, with an academic career at four UK universities. He obtained a Doctorate of Mathematics at Sussex University for original research into Einstein's Theory of General Relativity and its application to Neutron Stars. He lectured at Queen Mary's College London on advanced mathematics.

Randall Prouty, Director. Mr. Prouty, a co-founder of the Company and Director since March 10, 1997, is currently the President and CEO of World Associates, Inc. a publicly traded development stage company. He is also the sole owner of Bristol Capital, Inc., a firm active in consulting and business development work for companies seeking access to capital markets, and through which he is incubating other e-business ventures. Mr. Prouty is a licensed real estate and mortgage broker in the State of Florida and is considered an expert in real estate finance. His technical background includes being a qualified webmaster and developing e-businesses on the web.

Wilbank J. Roche, Director. Mr. Roche was appointed a Director of the Company on March 25, 1999 and is currently a principal with the law firm of Roche & Holt in Santa Monica, California. Mr. Roche was an honors graduate from the University of California in 1976 as well as from Loyola University School of Law, Los Angeles, in 1979. He was admitted to the California State Bar in 1979 and has been practicing law actively since that time. Mr. Roche worked for law firms in the Los Angeles area from 1976 to 1983, when he opened his own office. In 1985, he formed Roche & Holt. Mr. Roche's law practice has revolved largely around representing small businesses and their owners. In that regard, he has provided legal services in connection with the formation, purchase, sale, and dissolution of numerous entities, as well as in connection with their on-going operations. In the past several years, he has devoted substantial time to clients in the telecommunications business.

Allan Roberts, Director. Mr. Roberts was appointed a Director of the Company on July 10, 2001 and is currently Vice President-Mergers & Acquisitions for ACT-Australia. Since joining ACT-Australia, Mr. Roberts was responsible for and directly involved in the Gawler Gold, Data Link Technologies Pty, Ltd, Victoria Communications and Simoco Australia PTY Ltd acquisitions. Prior to joining
ACT-Australia, Mr. Roberts was the sole shareholder in an Australian based financial consulting business specializing in mergers, acquisitions and capital markets activities. Prior to that, he was Head of Credit for the Bank of Melbourne where he reported to the Managing Director and the Bank's Board of Directors.

Executive Compensation

The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to us in all capacities during the fiscal years ended June 30, 1998, June 30, 1999, June 30, 2000 and for the nine months ended March 31, 2001 by our chief executive officer and our chief financial officer. These individuals are referred to as the named executive officers. The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our employees and certain perquisites and other personal benefits received that do not exceed the lesser of $50,000 or 10% of any such officer's salary as disclosed in this table. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of restricted shares issued and certain other compensation, if any, whether paid or deferred.

              June 30, 1998    June 30, 1999    June 30, 2000    March 31, 2001
              -------------    -------------    -------------    --------------
Roger May,
 CEO          $  91,550(1)     $ 120,000(2)     $ 120,000(3)     $ 195,000(3)
Wayne I.
 Danson, CFO         --               --           50,000(4)       288,012(5)

----------
1 Accrued and unpaid compensation. No cash was received by Mr. May during the fiscal year ended June 30, 1998. Mr. May did receive 500,000 shares of the Company's stock valued at $25,000 as a signing bonus.

2 20,000 of this amount remains unpaid. During the fiscal year ended June 30, 1999, Mr. May received cash compensation of $65,000 and in exchange for $35,000 of accrued and unpaid compensation, received 700,000 shares of the Company stock.

3 Mr. May's compensation for the fiscal year ended June 30, 2000 and the nine months ended March 31, 2001 is accrued and unpaid.

4 Mr. Danson became Chief Financial Officer of the Company on December 1, 1999 and such amount reflects the cash compensation (exclusive of reimbursement of expenses) paid to him during the period December 1, 1999
      - June 30, 2000. Mr. Danson also received 100,000 shares of the Company's stock as a signing bonus.

5 Accrued compensation consists of cash fees of $184,262 and restricted common stock valued at $103,750 for services rendered during this period. During the period, Mr. Danson received cash compensation of $28,500 and in exchange for $25,000 of accrued and unpaid fees, received 83,333 shares of Company stock. $130,762 of the cash portion of Mr. Danson's compensation remains unpaid as of March 31, 2001.

Committees of the Board of Directors

In a board meeting held May 15th 2001 both an audit and compensation committee were established. The audit committee will report to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. Upon the completion of the offering, the audit committee will consist of a minimum of three directors and be comprised of independent directors only. The compensation committee of the board of directors will review and make recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers. In addition, the compensation committee will review bonus and stock compensation arrangements for all of our other employees. Upon the completion of the offering, the compensation committee will consist of at least two nonemployee directors, as defined in Rule 16b-3 under the Exchange Act, and we expect to appoint at least one additional independent director.

During the fiscal year ended June 30, 2000, the Company did not have a compensation committee. The Board of Directors made all decisions concerning executive compensation.

Director Compensation

Beginning July 1, 2001, all directors, independent and non-independent included, will be compensated with 100,000 shares annually. These shares will be restricted securities and subject to all laws associated with Reg. 144. Additionally, all directors are reimbursed for out-of-pocket expenses incurred in connection with the rendering of services as a director.

Stock Option/SAR Grants

The Company currently has no stock option or SAR Grant programs. Following the completion of this offering and in conjunction with the compensation committee, the Company will review the propriety of establishing various stock option and SAR Grant programs for the benefit of its executive employees.

                             PRINCIPAL STOCKHOLDERS

The following table contains information about the beneficial ownership of our Common Stock before and after our initial public offering for:

      o each person who beneficially owns more than five percent of the common stock;

      o     each of our directors;

      o     the named executive officers; and

      o     all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Advanced Communications Technologies, Inc., 19200 Von Karman Ave., Suite 500, Irvine, CA 92612.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 135,929,316 shares of Common Stock outstanding as of June 30, 2001 as adjusted to reflect the conversion of the remaining 12% Secured Convertible Debentures, the sale of an additional 1,939,400 shares of Common Stock pursuant to the Company's 506(d) offering and the sale of the Common Stock in this offering. The as adjusted shares do not include 8,000,000 shares issuable to grantees of warrants pursuant to the Common Stock Purchase Agreement and the 506(d) offering.

                                       Number of Shares
                                        Beneficially      Percentage of Shares
                                           Owned               Outstanding
                                        ----------------------------------------
                                                           Before        After
                                           Number        Conversion   Conversion
                                                          and Sale     and Sale
                                        ----------------------------------------
Roger May                               27,692,000(1,2)     29.3%        20.4
Nancy Needham                           11,958,801(3,*)     12.7          8.8
R.H. Du Pont                             6,200,383(4,*)      6.6          4.6
Wayne I. Danson                            428,157            **           **
Jonathan J. Lichtman                     1,047,000(5)        1.1           **
Dr. Michael Finch                          100,000            **           **
Randall Prouty                             774,500            **           **
Wilbank J. Roche                            50,000            **           **
Allan Roberts                              100,000(6)         **           **
All Officers and Directors,
  as a Group                            30,191,657          31.8         22.1

----------
1 No shares are owned directly by Mr. May. All shares beneficially owned by Mr. May are owned through affiliated entities and/or by family members.

2     Includes   10,000,000   shares   beneficially   owned   through   Advanced
      Communications Technologies (Australia) Pty., Ltd.

3     Includes 4,790,349 shares held by Mrs. Needham's adult children.

4 Includes 5,173,572 shares held by Mr. DuPont's adult children and in trust for Rhett DuPont, a minor.

5 Excludes 160,000 shares beneficially owned through various family trusts. Mr. Lichtman disclaims beneficial ownership of these shares.

6     All shares are indirectly held through a Family Trust.

*     The Company presently is disputing the ownership of these shares.
**    Less than 1%.

                          DESCRIPTION OF CAPITAL STOCK

      Immediately following the closing of this offering and the approval of the shareholders to increase the Company's authorized shares, our authorized capital stock will consist of 200,000,000 shares of Common Stock, no par value per share. As of June 30, 2001, after giving effect, on a proforma basis, to the conversion of $200,750 of remaining 12% Subordinated Convertible Debentures into Common Stock, the sale of an additional 1,939,400 shares of Common Stock pursuant to the Company's 506(d) offering and the sale of the Common Stock in this offering, 135,929,316 shares of Common Stock will be outstanding.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available thereof. In the event of our liquidation, dissolution or winding down, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

The holders of 64,500,000 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of this agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and are entitled, subject to certain limitations, to include shares in the registration. The holders may also require us to file a registration statement under the Securities Act with respect to their shares on two occasions, and we are required to use our best efforts to effect the requested registration. Furthermore, the holders may require us to register their shares on Form S-3 when such form becomes available to us. Generally, we are required to bear all registration expenses incurred in connection with any such registrations, but not including any underwriting discounts and selling commissions. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such a registration.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon conversion of the remaining $200,750 of 12% Secured Convertible Notes, we will have approximately 96,489,916 outstanding shares of Common Stock. Of these shares, all of the shares received upon conversion will be freely tradable without restriction under the Securities Act unless purchased by our affiliates. In addition, there are another 32,240,998 shares that are fully tradable.

The remaining 62,248,918 of Common Stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

Rule 144. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      o 1% of the number of shares of our Common Stock then outstanding which will equal approximately 136,000,000 shares immediately after this offering; or

      o the average weekly trading volume of our Common Stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

Rule 701. In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

Registration Rights. The holders of 64,500,000 shares of our Common Stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

                                  LEGAL MATTERS

Jack H. Halperin, Esq., New York, New York will opine upon the validity of the shares of Common Stock offered by this prospectus and certain other legal matters. Mr. Halperin is a shareholder of the Company.

                                     EXPERTS

The consolidated audited financial statements of Advanced Communications Technologies, Inc. and subsidiary as of June 30, 2000 and 1999, have been included herein and in the registration statement in reliance upon the report of Weinberg & Company, P.A. independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Weinberg & Company, P.A. has not examined, but has reviewed the Company's unaudited financial statements included herein for the nine months ended March 31, 2001.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the Common Stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, including our registration statement and all exhibits and amendments to our registration statements, are publicly available through the Commission's Website at http://www.sec.gov.

The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     Page
                                                                     ----

Unaudited Consolidated Balance Sheets as of March 31, 2001
  and June 30, 2000 (audited)                                        F-2

Unaudited Consolidated  Statement of Operations for the
  Three Months Ended March 31, 2001 and March 31, 2000
  (Restated) and for the Nine Months Ended March 31, 2001
  and March 31, 2000 (Restated)                                      F-3

Unaudited Consolidated Statement of Changes in Stockholder's
  Equity for the Nine Months Ended March 31, 2001 and
  March 31, 2000 (Restated)                                          F-4

Unaudited Consolidated Statement of Cash Flows for the
  Nine Months Ended March 31, 2001 and March 31, 2000 (Restated)     F-5

Notes to Consolidated Financial Statements                           F-6 - F-11

Independent Auditor's Report                                         F-12

Consolidated Balance Sheet as of June 30, 2000                       F-13

Consolidated Statements of Operations for the Years Ended
  June 30, 2000 and 1999 and for the Period April 30, 1998
  (Inception) through June 30, 2000                                  F-14

Consolidated  Statement of Changes in Stockholders'
  Equity for the Period April 30, 1998 (Inception)
  through June 30, 2000                                              F-15

Consolidated Statements of Cash Flows for the Years
  Ended June 30, 2000 and 1999 and for the Period
  April 30, 1998 (Inception) through June 30, 2000                   F-16

Notes to Consolidated Financial Statements                           F-17 - F-29

                                   ----------

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                              MARCH 31, 2001   JUNE 30, 2000
                                               (UNAUDITED)     -------------
                                               -----------
ASSETS:

CURRENT ASSETS
     Cash                                       $    26,392     $    30,154
     Marketable securities                            2,145           6,825
     Prepaid expenses                                    --          46,118
                                                -----------     -----------
TOTAL CURRENT ASSETS                                 28,537          83,097
                                                -----------     -----------
PROPERTY & EQUIPMENT - NET                           21,768          16,188
                                                -----------     -----------
OTHER ASSETS
     Due from affiliate                                  --         552,125
     Investment in affiliate                     19,256,695      19,264,182
     Deposits                                         5,525          45,525
                                                -----------     -----------
TOTAL OTHER ASSETS                               19,262,220      19,861,832
                                                -----------     -----------
TOTAL ASSETS                                    $19,312,525     $19,961,117
                                                ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:

LIABILITIES
   CURRENT LIABILITIES
     Accounts payable and accrued
       Compensation                             $ 1,115,420     $   442,520
     Deferred revenue                                    --          50,000
     Note payable-Grassland                         108,198         150,000
     Loan payable to affiliate                      786,000         251,500
     Convertible debentures                         200,750         613,550
     Stock subscription liability                   768,180              --
                                                -----------     -----------
TOTAL CURRENT LIABILITIES                         2,978,548       1,507,570

LONG-TERM LIABILITIES
     Notes payable-affiliate                      2,440,267       7,500,000
                                                -----------     -----------
TOTAL LIABILITIES                               $ 5,418,815     $ 9,007,570
                                                -----------     -----------

STOCKHOLDERS' EQUITY
     Common stock, no par value, 100,000,000
       Shares authorized, 90,737,909 and
       82,227,280 shares issued and
       outstanding, respectively                 21,676,613      16,865,441

     Accumulated deficit                         (7,658,298)     (5,416,969)
     Accumulated other comprehensive loss          (124,605)       (119,925)
     Less:  Common stock advances                        --        (375,000)
                                                -----------     -----------
TOTAL STOCKHOLDERS' EQUITY                      $13,893,710     $10,953,547
                                                -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $19,312,525     $19,961,117
                                                ===========     ===========

    The accompanying notes are an integral part of these financial statements

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                           FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                  ENDED                           ENDED
                                       ----------------------------    ----------------------------
                                                         MARCH 31,                       MARCH 31,
                                         MARCH 31,         2000          MARCH 31,         2000
                                           2001         (RESTATED)         2001         (RESTATED)
                                       ------------    ------------    ------------    ------------

TELEPHONE NETWORK REVENUE              $         --    $         --    $     50,000    $         --
COST OF REVENUES                                 --              --         (57,310)             --
                                       ------------    ------------    ------------    ------------
GROSS PROFIT (LOSS)                              --              --          (7,310)             --
                                       ------------    ------------    ------------    ------------
OPERATING EXPENSES
     Consulting fees                   $    129,000    $     97,800    $    435,125    $    306,612
     Depreciation and
       amortization                           1,000          33,500           3,000          68,000
     Professional fees                      624,389         158,765         800,370         282,988
     Other selling, general &
       administrative expenses              104,451          92,952         409,917         247,826
     Stock-based compensation                30,000       1,811,220         176,120       2,792,508
                                       ------------    ------------    ------------    ------------
TOTAL OPERATING EXPENSES                    888,840       2,194,237       1,824,532       3,697,934
                                       ------------    ------------    ------------    ------------
LOSS FROM OPERATIONS                       (888,840)     (2,194,237)     (1,831,842)     (3,697,934)
                                       ------------    ------------    ------------    ------------
OTHER INCOME/(EXPENSE)
     Interest expense                            --          (8,159)             --        (673,339)
     Income (Loss) from investment
       in affiliate                         229,803              --          (7,487)             --
     Investment write-down                 (425,000)             --        (425,000)             --
                                       ------------    ------------    ------------    ------------
TOTAL OTHER INCOME/(EXPENSE)               (195,197)         (8,159)       (432,487)       (673,339)
                                       ------------    ------------    ------------    ------------
LOSS BEFORE EXTRAORDINARY
  GAINS                                  (1,084,037)     (2,202,396)     (2,264,329)     (4,371,273)

EXTRAORDINARY GAINS
     Gains on extinguishments
       of debt                                   --              --          23,000         364,498
                                       ------------    ------------    ------------    ------------
NET LOSS FROM OPERATIONS               $ (1,084,037)   $ (2,202,396)   $ (2,241,329)   $ (4,006,775)

OTHER COMPREHENSIVE LOSS, NET OF TAX
     Unrealized gain (loss) on
       marketable securities                    195           5,850          (4,680)        (13,650)
                                       ------------    ------------    ------------    ------------
COMPREHENSIVE LOSS                     $ (1,083,842)   $ (2,196,546)   $ (2,246,009)   $ (4,020,425)
                                       ============    ============    ============    ============
Net loss per share-basic
  and diluted                          $       (.01)   $       (.03)   $       (.03)   $       (.05)
                                       ============    ============    ============    ============
Weighted average number of
  shares outstanding
  during the period-basic
  and diluted                            90,354,548      75,952,362      86,593,311      75,292,462
                                       ============    ============    ============    ============

    The accompanying notes are an integral part of these financial statements

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
     FOR THE NINE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2000 (RESTATED)

                                                                                       ACCUMULATED
                                              COMMON STOCK                                OTHER          COMMON
                                      ----------------------------    ACCUMULATED     COMPREHENSIVE      STOCK
                                         SHARES          AMOUNT         DEFICIT            LOSS         ADVANCES           TOTAL
                                      ------------    ------------    ------------    -------------   ------------       ---------
NINE MONTHS ENDED
  MARCH 31, 2000:
BALANCE AT JULY 1, 1999                 73,312,280    $    416,183    $   (672,962)   $    (97,500)   $         --    $   (354,279)

Stock issued for services                2,255,500       2,792,508              --              --              --       2,792,508
Stock issued for office furniture           30,000           9,900              --              --              --           9,900
Stock issued in exchange for debt          600,000         180,000              --              --              --         180,000
Stock issued for acquisitions              700,000         375,000              --              --              --         375,000
Change in unrealized loss on
  securities for sale                           --              --              --         (13,650)             --         (13,650)
Interest on beneficial conversion
  of debentures                                 --         650,000              --              --              --         650,000
Common stock advances                     (500,000)             --              --              --        (375,000)       (375,000)
Net loss for the nine months
  ended March 31, 2000                          --    $         --    $ (4,006,775)   $         --    $         --    $ (4,006,775)
                                      ------------    ------------    ------------    ------------    ------------    ------------
BALANCE AT MARCH 31, 2000               76,397,780    $  4,423,591    $ (4,679,737)   $   (111,150)   $   (375,000)   $   (742,296)
                                      ============    ============    ============    ============    ============    ============
BALANCE AT JULY 1, 2000                 82,227,280      16,865,441      (5,416,969)       (119,925)       (375,000)     10,953,547

NINE MONTHS ENDED
  MARCH 31, 2001:

Stock issued for services                  672,084         257,070              --              --              --         257,070
Stock issued for debt                    6,535,000       4,516,302              --              --              --       4,516,302
Change in unrealized loss on
  securities held for sale                                                                  (4,680)                         (4,680)
Stock issued on conversion of
  convertible debentures                 1,803,545         412,800
Common stock retired                      (500,000)       (375,000)                             --
Net loss for the nine months ended                                                                         375,000         412,800
  March 31, 2001                                --              --      (2,241,329)             --              --      (2,241,329)
                                      ------------    ------------    ------------    ------------    ------------    ------------
BALANCE AT MARCH 31, 2001               90,737,909    $ 21,676,613    $ (7,658,298)   $   (124,605)   $         --    $ 13,893,710
                                      ============    ============    ============    ============    ============    ============

    The accompanying notes are an integral part of these financial statements

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                       FOR THE NINE MONTHS ENDED
                                                                ----------------------------------------
                                                                                        MARCH 31, 2000
                                                                  MARCH 31, 2001          (Restated)
                                                                --------------------  ------------------
Cash flows from operating activities
   Net loss                                                        $(2,241,329)         $(4,006,775)
Adjustments to reconcile net loss to net cash used:
  Depreciation and amortization                                          3,000               68,000
  Expenses incurred in exchange for common stock                       257,070            2,792,508
  Gain on extinguishment of debt                                       (23,000)            (364,498)
  Loss on minority interest in affiliate                                 7,487                   --
  Beneficial conversion feature on convertible debt                         --              650,000
Changes in operating assets and liabilities:
(Increase) decrease in assets
  Prepaid expense                                                       46,118                   --
  Other deposits                                                        40,000              (65,000)
Increase (decrease) in liabilities:
   Accounts payable                                                    477,900              233,708
   Note payable-Grassland                                              (41,802)                  --
   Interest payable                                                         --               23,339
   Accrued compensation                                                195,000               90,000
   Deferred revenue                                                    (50,000)                  --
                                                                   -----------          -----------
   Net cash used in operating activities                            (1,329,556)            (578,718)
                                                                   -----------          -----------
 Cash flows from investing activities
   Loan to affiliated company                                          (10,108)            (245,000)
   Purchase of fixed assets                                             (8,580)              (5,435)
   Investment in Kentel                                                     --               (7,000)
   Investment in World IP                                                   --              (95,000)
                                                                   -----------          -----------
   Net cash used in investing activities                               (18,688)            (352,435)
                                                                   -----------          -----------
Cash flows from financing activities
   Proceeds from issuance of common stock, net of fees                      --              373,500
   Proceeds from issuance of convertible debt, net of fees                  --              388,050
   Loan proceeds from affiliate                                        534,500              176,500
   Proceeds from sale of stock                                          41,802                   --
   Proceeds from stock subscriptions                                   768,180                   --
                                                                   -----------          -----------
   Net cash provided by financing activities                         1,344,482              938,050
                                                                   -----------          -----------

Net increase (decrease) in cash                                         (3,762)               6,897

Cash and cash equivalents at beginning of period
                                                                        30,154               10,020
                                                                   -----------          -----------
CASH AND CASH EQUIVALENTS AT END
    OF PERIOD                                                      $    26,392          $    16,917
                                                                   ===========          ===========

    The accompanying notes are an integral part of these financial statements

             ADVANCED COMUNICATIONS TECHNOLOGIES, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1-Principals of Consolidation and Significant Accounting Policies

The accompanying unaudited consolidated financial statements include the results of Advanced Communications Technologies, Inc. ("ACT" or the "Company") and its wholly-owned subsidiary, Advanced Global Communications Technologies, Inc. ("AGC"). The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the quarterly reporting rules of the Securities and Exchange Commission. The financial statements reflect all adjustments of a recurring nature which are, in the opinion of management, necessary for the fair presentation of the financial statements.

The financial statements for the three and nine months ended March 31, 2000 have been restated to omit the results of the Company's 51% interest in World IP and consolidated subsidiaries as a result of the Company's rescission of the World IP transaction.

Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2001. The interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended June 30, 2000 included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission on October 13, 2000.

Organization

The Company was formed on April 30, 1998 and was inactive from its date of formation until April 1999 when it acquired all of the issued and outstanding stock of Media Forum International, Inc. ("MFI") in a reverse merger. The merger was treated as an acquisition of all of the assets of MFI and as a recapitalization of the Company. On January 31, 2000, the Company acquired all of the then issued and outstanding shares of SmartInvestment.com, Inc. ("Smart"), an inactive reporting company for 200,000 shares of restricted common stock. The Company elected successor issuer status to become a fully reporting company. The Company treated the purchase as a recapitalization, and has not recorded any goodwill associated with the acquisition. In July 1999, the Company formed AGC as a wholly-owned subsidiary to conduct its international telephone network distribution business. On April 5, 2000, the Company acquired a 20% equity ownership interest in ACT-Australia an affiliated entity. The Company accounts for its investment in ACT-Australia under the equity method of accounting. In July 2000, the Company formed Australon USA, Inc. ("Australon"), a Delaware corporation owned 50% by the Company and 50% by Australon Limited. Australon Limited is a publicly traded company listed on the Australian Stock Exchange and is a 66% owned subsidiary of ACT-Australia. In November 2000, the Company formed Advanced Network Technologies (USA), Inc. ("ANT"), a Delaware corporation owned 70% by the Company and 30% by ACT-Australia. Both Australon and ANT are inactive. The Company intends to account for the future results of operations of Australon on an equity basis and ANT on a consolidated basis.

Marketable Securities

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance

             ADVANCED COMUNICATIONS TECHNOLOGIES, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

sheet date. Available-for-sale securities are carried at fair market value, with unrealized losses reported as a separate component of stockholders' equity.

Revenue Recognition

Revenue is generally recognized at the time telephone service minutes are used and based on the volume of call service provided to customers and processed by the Company's contractual service providers.

Comprehensive Income (Loss)

The Company accounts for Comprehensive Income (Loss) under the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This statement requires that all components of comprehensive income or loss be reported in the financial statements in the period in which they are recognized. The components of comprehensive income for the Company include unrealized gains and losses, net of tax, on available-for-sale marketable securities and are reported as Other Comprehensive Income (Loss) in the Statement of Operations and as Accumulated Comprehensive Income (Loss) in Stockholders' Equity.

Concentrations of Credit Risk

The Company maintains its cash in bank account deposits, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalent balances.

Note 2-Due from Affiliate

The Company has, from time to time, advanced funds to ACT-Australia to support its research and development activities of the SpectruCell technology. ACT-Australia is majority owned by a principal stockholder of the Company. The Company has advanced $562,233 and $552,125, to ACT-Australia as of March 31, 2001 and June 30, 2000, respectively. During the quarter, the Company re-classified the amount due from affiliate as a partial offset to its loan payable to ACT-Australia.

Note 3-Investment in Affiliate

In April 2000, the Company acquired 20% of the common stock of ACT-Australia, its Australian affiliate for $19,350,000 consisting of 5,000,000 shares of restricted common stock valued at the average quoted trading price of $11,850,000 and a note payable for $7,500,000. The Company has recorded its investment in ACT-Australia under the equity method of accounting. The Company has reduced its investment in ACT-Australia by its proportionate share of ACT-Australia's operating losses in the amount of ($85,818) for the fiscal year ended June 30, 2000 and ($7,487) for the nine months ended March 31, 2001. In September 2000, the Company repaid $3,500,000 of its obligation to ACT-Australia via the issuance of an additional 5,000,000 shares of its restricted common stock. During the three months ended March 31, 2001, the Company issued an additional 1,075,000 shares of its restricted common stock to vendors and others of ACT-Australia in cancellation of $537,500 of its obligation. In addition, during the quarter, the Company offset its obligation to ACT-Australia by $562,233 representing funds previously advanced to ACT-Australia (see Note 2). As of March 31, 2001, the outstanding balance of the Company's note payable to ACT-Australia was $2,440,267.

             ADVANCED COMUNICATIONS TECHNOLOGIES, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4-Accounts Payable and Accrued Compensation

Included in Accounts Payable and Accrued Compensation are amounts due the Chief Executive Officer of the Company who has elected to defer accrued compensation due him. As of March 31, 2001, the Company owed the Chief Executive Officer $426,550 in accrued and unpaid compensation.

Note 5-Note and Loan Payable

(A) Note Payable-Grassland

MFI, the Company's predecessor was obligated to pay $150,000 to Grassland Capital ("Grassland") pursuant to a convertible promissory note. During December 1997, MFI issued 75,000 of its common shares to settle the amounts due
Grassland. However, a dispute arose as to whether Grassland authorized the acceptance of the shares and Grassland subsequently filed a suit to enforce the convertible promissory note. Total interest payable was $84,507 as of June 30, 2000, resulting in total principal and accrued interest payable to Grassland at June 30, 2000 of $234,507. In June 2000, the Company and Grassland agreed to settle the litigation for a payment of $200,000. This resulted in a gain on the extinguishment of debt in the amount of $34,507. The Company made a payment of $50,000 by June 30, 2000. The remainder was to be paid with proceeds from the 75,000 shares of stock with any remaining balance owed to be paid by the Company by August 14, 2000. The Company defaulted on this revised payment obligation and a judgment against the Company was entered. In October 2000, the Company sold the 75,000 shares of stock realizing $41,802 which it remitted to Grassland in partial payment of its outstanding balance. As of March 31, 2001, the Company's remaining balance on the Grassland obligation is $108,198. Management believes that the amounts recorded on its consolidated financial statements at March 31, 2001 and June 30, 2000 respectively, fairly reflect the Company's potential liability.

(B) Loan Payable to Affiliate

As of March 31, 2001 and June 30, 2000, the Company owed an affiliate of the Chief Executive Officer $786,000 and $251,500, respectively. These funds were advanced to the Company to provide working capital for normal business operations.

Note 6-Convertible Debentures

On September 30, 1999, the Company entered into a secured convertible debenture purchase agreement with two companies, which are already stockholders of the Company, whereby the Company sold $500,000 of 12% Secured Convertible Debentures due April 1, 2000, and which were convertible into shares of the Company's common stock. In addition, on September 30, 1999, the Company issued another convertible debenture to Bank Insinger in the amount of $150,000. The debentures are convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of common stock issuable upon a conversion is determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued and unpaid interest by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the bid price during the 20 trading days immediately preceding the applicable conversion date. Of the $650,000 total debentures, only $613,550 was received. As of June 30, 2000, the debentures were not converted and the Company was in default based on the April 1, 2000 due date.

             ADVANCED COMUNICATIONS TECHNOLOGIES, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to this beneficial conversion feature, or $650,000, was recorded as an interest expense and a component of equity on the issuance date.

For the fiscal year ended June 30, 2000, the Company amortized $65,000 in convertible debenture issuance costs.

During the three months ended December 31, 2000, holders of $412,800 of convertible debentures elected to convert their notes into 1,803,545 of the Company's restricted common stock resulting in a reduction of the amounts outstanding and an increase in the Company's stockholders' equity.

As of March 31, 2001, $200,750 of Secured Convertible Debentures remain outstanding. (see Note 10. Commitments and Contingencies)

Note 7-Note Payable-ACT-Australia

On January 19, 2001, the Company repaid $537,500 of its obligation ACT-Australia by issuing 1,075,000 shares of its restricted common stock. In addition, pursuant to the terms of the April 5, 2000 Stock Purchase Agreement between the Company and ACT-Australia, the Company has elected to reduce its outstanding loan balance by $562,233, for funds previously advanced to ACT-Australia. As of March 31, 2001, the balance of the Company' s obligation to ACT-Australia was $2,440,267.

Note 8-Settlement Of Debt

As of June 30, 1999, the Company owed certain former MFI minority stockholders $422,561. On May 25, 1999, the Company, along with two of its stockholders and directors, entered into a settlement agreement with these stockholders.

The Company agreed to issue 600,000 shares of restricted common stock within five days of the signing of the settlement agreement and the stock option agreement. The option agreement was signed in July 1999 and the shares were issued. The Company recognized an extraordinary gain of approximately $242,561 on the extinguishment of debt in the fiscal year ended June 30, 2000 based on the quoted trading price of the common stock on the agreement date.

Note 9- Stockholders' Equity

(A) Private Placement

During the period April 1999 through July 1999, pursuant to a private placement under Regulation D, Rule 504, the Company issued 5,000,000 shares of common stock at $.20 per share. The Company received $1,060,500 from investors, which included an overpayment of $60,500. The overpayment was included in other liabilities until it was credited to the same investors who subscribed to convertible debentures in September, 1999. The Company incurred offering expenses of $100,000 in cash and issued 33,750 shares of common stock valued at $10,800, based on the quoted trading price on the

             ADVANCED COMUNICATIONS TECHNOLOGIES, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

grant date, in lieu of the non-accountable expense reimbursement. The value of the cash and common stock has been charged to equity as direct costs of the offering.

In November 2000, the Company's Board of Directors approved and the Company issued a private placement memorandum under Regulation D, Rule 506 for the purpose of raising up to $10,000,000 through the issuance of restricted common shares at a price of $.50 per share. During the three month period ended March 31, 2001, the Company received cash in the amount of $768,180 in connection with this offering. As of the balance sheet date, the Company had not yet issued the subscribed for shares and has recorded a stock subscription liability in the amount of $768,180. The Company anticipates that it will issue these as well as other shares subsequently subscribed during the fourth quarter of the Company's fiscal 2001. At the time that the Company issues such shares, it will eliminate its stock subscription liability and record the appropriate amount as an increase to its stockholders equity.

(B) Stock Issued For Services

During the fiscal year ended June 30, 2000, the Company issued 3,085,000 shares of common stock for services. The stock was valued based on the quoted trading price on the grant dates, which aggregated $3,384,358.

During the three months ended March 31, 2001, the Company issued 423,691 shares of restricted common stock for services. The stock issued was valued at a discount to the quoted trading price on the grant dates as approved by the Company's Board of Directors and aggregated $202,500.

For the nine months ended March 31, 2001, the Company issued 672,084 shares of its restricted common stock having a value of $257,070 in exchange for professional services rendered to the Company.

Note 10-Commitments and Contingencies

On April 13, 2001, New Millennium Capital Partners II, LLC and AJW Partners, LLC, holders of the remaining amount of the Company's 12% Secured Convertible Debentures totaling $200,750, filed an action in the Federal Court in the Eastern District of New York seeking recovery of the principal amount of the obligation plus accrued interest and other monetary damages. The Company believes that such suit is without merit and intends to defend itself vigorously against all claims and damages.

Note 11-Acquisitions

(A) Proposed Acquisition of ORBCOMM Assets

On February 28, 2001, the Company was the successful bidder to purchase all of the assets of ORBCOMM Global L.P and related debtors (collectively "ORBCOMM"). ORBCOMM, a partnership formed by Teleglobe Holding Corp. and Orbital Sciences Corporation, is the owner and operator of 30 low earth orbit satellites, digital satellite communications systems, gateway earth stations, control center facilities and related equipment, and intellectual property (the "Assets") and provides asset monitoring, global positioning, communications and other data information services. In September 2000, ORBCOMM filed for Chapter 11 Bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the "Court"). On March 9,

             ADVANCED COMUNICATIONS TECHNOLOGIES, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2001, the Court entered an Order to approve the sale of substantially all of ORBCOMM's Assets to the Company.

The acquisition of the Assets was seen by the Company as an opportunity to engage in a business that was synergistic to the marketing and deployment of its SpectruCell technology, and to augment Australon Limited's business of providing real time remote smart metering and other Lon-works based services. The Assets were to be owned by a newly formed entity wholly owned by the Company's 50% owned U.S. affiliate, Australon USA, Inc. The Company also entered into a joint venture agreement with another bidder to sell a portion of the new entity's equity in return for a substantial capital commitment. The Company's joint venture partner subsequently defaulted on its commitment to provide capital to the new entity. Because of the extreme time constraints place by the Court on the Company to close the transaction, and the substantial capital commitment needed to turn ORBCOMM's business around, Company management subsequently determined that it was no longer in the Company's best interest to pursue the purchase of the Assets.

The Company incurred a loss in the approximate amount of $800,000 relating to the proposed Asset acquisition. Such loss is expected to be reimbursed 50% by the Company's Australian affiliate.

(B) Acquisition of Beneventure Capital, LLC

On February 5, 2001, the Company entered into a Letter of Intent with Dr. Gil Amelio and his majority owned company, Beneventure Capital , LLC ("Beneventure") to acquire all of the assets of Beneventure in exchange for shares of stock of the Company. Beneventure is a privately held technology investment and management company that owns varying interests in private companies involved in the telecommunications, semiconductor, Internet and financial services industries. Benenventure also provides strategic management consulting services to its portfolio technology companies and to third parties.

Both the Company and Beneventure have been engaged in selected due diligence activities and are waiting for the completion and issuance of an independent valuation of Beneventure's investment portfolio. Additional management and other issues are being discussed between the Company and Beneventure. The Company cannot predict, at this time, whether, and to what extent, it will consummate the proposed acquisition of Beneventure's investment portfolio.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
Advanced Communications Technologies, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Advanced Communications Technologies, Inc., and Subsidiary (a development stage enterprise) as of June 30, 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended June 30, 2000 and 1999, for the period from April 30, 1998 (inception) to June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Advanced Communications Technologies, Inc. and Subsidiary (a development stage enterprise) as of June 30, 2000, and the results of its operations and its cash flows for the years ended June 30, 2000 and 1999 and for the period from April 30, 1998 (inception) to June 30, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company's significant cumulative losses, of $5,416,969 through June 30, 2000, and working capital deficiency at June 30, 2000, of $1,424,473, raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 16. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.
Boca Raton, Florida
September 27, 2000

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2000

ASSETS:
CURRENT ASSETS
    Cash                                                    $    30,154
    Marketable securities                                         6,825
    Prepaid expenses                                             46,118
                                                            -----------
TOTAL CURRENT ASSETS                                             83,097
                                                            -----------

PROPERTY & EQUIPMENT - NET                                       16,188
                                                            -----------

OTHER ASSETS
    Due from affiliate                                          552,125
    Investment in affiliate                                  19,264,182
    Deposits                                                     45,525
                                                            -----------
TOTAL OTHER ASSETS                                           19,861,832
                                                            -----------

TOTAL ASSETS                                                $19,961,117
                                                            ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES
 CURRENT LIABILITIES
    Accounts payable                                        $   210,970
    Accrued compensation                                        231,550
    Deferred revenue                                             50,000
    Note payable                                                150,000
    Loan payable to affiliate                                   251,500
    Convertible debentures                                      613,550
                                                            -----------
TOTAL CURRENT LIABILITIES                                     1,507,570

LONG-TERM LIABILITIES
    Notes payable-affiliate                                   7,500,000
                                                            -----------

TOTAL LIABILITIES                                             9,007,570
                                                            -----------

STOCKHOLDERS' EQUITY
    Common Stock, no par value, 100,000,000
      shares authorized, 82,227,280 shares
      issued and outstanding                                 16,865,441
    Accumulated deficit during
     development stage                                       (5,416,969)
    Accumulated other comprehensive loss                       (119,925)
    Less:  Common Stock advances                               (375,000)
                                                            -----------
TOTAL STOCKHOLDERS' EQUITY                                   10,953,547
                                                            -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $19,961,117
                                                            ===========

           See accompanying notes to consolidated financial statements

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         FOR THE
                                                                       PERIOD FROM
                                         FOR THE         FOR THE      APRIL 30, 1998
                                        YEAR ENDED      YEAR ENDED   (INCEPTION) TO
                                      JUNE 30, 2000   JUNE 30, 1999   JUNE 30, 2000
                                      -------------   -------------  ---------------
OPERATING EXPENSES
  Consulting fees                      $    563,543    $    416,666    $    980,209
  Depreciation and amortization               4,000           2,635           6,635
  Professional fees                       3,409,038         148,379       3,557,417
  Other selling, general,
    administrative expenses                 412,110         105,594         517,704
                                       ------------    ------------    ------------
      Total Operating Expenses            4,388,691         673,274       5,061,965
                                       ------------    ------------    ------------

LOSS FROM OPERATIONS                     (4,388,691)       (673,274)     (5,061,965)
                                       ------------    ------------    ------------
OTHER INCOME/(EXPENSE)
  Interest expense                         (747,110)         (5,580)       (752,690)
  Loss from investment in affiliate         (85,818)           --           (85,818)
  Other income                                 --             5,892           5,892
                                       ------------    ------------    ------------
      Total Other Income/(Expense)         (832,928)            312        (832,616)
                                       ------------    ------------    ------------
LOSS BEFORE EXTRAORDINARY GAINS          (5,221,619)       (672,962)     (5,894,581)

EXTRAORDINARY GAINS
  Gains on extinguishments of debt          477,612            --           477,612
                                       ------------    ------------    ------------

NET LOSS                               $ (4,744,007)   $   (672,962)   $ (5,416,969)

OTHER COMPREHENSIVE LOSS, NET OF TAX
Unrealized loss on marketable
  securities                                (22,425)        (97,500)       (119,925)
                                       ------------    ------------    ------------
COMPREHENSIVE LOSS                       (4,766,432)       (770,462)     (5,536,894)
                                       ============    ============    ============
Net loss per share - basic
  and diluted                          $      (0.06)   $      (0.01)   $      (0.08)
                                       ============    ============    ============
Weighted average number of shares
  outstanding during the period -
  basic and diluted                      77,107,560      60,619,676      68,426,745
                                       ============    ============    ============

           See accompanying notes to consolidated financial statements

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM APRIL 30, 1998 (INCEPTION) TO JUNE 30, 2000

                                                                   ACCUMULATED    ACCUMULATED
                                                                 DEFICIT DURING      OTHER          COMMON
                                          COMMON STOCK             DEVELOPMENT   COMPREHENSIVE       STOCK
                                     SHARES         AMOUNT            STAGE          LOSS           ADVANCES          TOTAL
                                  ------------    ------------   --------------   -------------    ------------    ------------

Founders' stock issued for cash     55,568,011    $      1,160    $         --    $         --    $         --    $      1,160
                                  ------------    ------------    ------------    ------------    ------------    ------------
BALANCE, JUNE 30, 1998              55,568,011           1,160              --              --              --           1,160

Stock issued for cash                4,656,216          56,116              --              --              --          56,116
Contribution of capital                     --           5,600              --              --              --           5,600
Recapitalization:
  Stock issued to Media Forum
    International, Inc.
    stockholders                     6,733,803       2,834,490      (3,726,539)        (97,500)             --        (989,549)
  Reclassification of
    accumulated deficit                     --      (3,726,539)      3,726,539              --              --              --
Stock issued for services            1,259,250         330,166              --              --              --         330,166
Stock issued for debt                   95,000          25,990              --              --              --          25,990
Stock issued for cash                5,000,000       1,000,000              --              --              --       1,000,000
Offering costs of private
  placement                                 --        (110,800)             --              --              --        (110,800)
Net loss for the year ended
  June 30, 1999                             --              --        (672,962)             --              --        (672,962)
                                  ------------    ------------    ------------    ------------    ------------    ------------
BALANCE, JUNE 30, 1999              73,312,280         416,183        (672,962)        (97,500)             --        (354,279)

Stock issued for services            2,585,000       3,384,358              --              --              --       3,384,358
Stock issued for office
  furniture                             30,000           9,900              --              --              --           9,900
Stock issued for debt                  600,000         180,000              --              --              --         180,000
Stock issued for acquisitions        5,700,000      12,225,000              --              --              --      12,225,000
Change in unrealized loss on
  securities for sale                       --              --              --         (22,425)             --         (22,425)
Interest on beneficial
  conversion of debentures                  --         650,000              --              --              --         650,000
Common Stock advances                                                                                 (375,000)       (375,000)
Net loss for the year ended
  June 30, 2000                             --              --      (4,744,007)             --              --      (4,744,007)
                                  ------------    ------------    ------------    ------------    ------------    ------------

BALANCE, JUNE 30, 2000              82,227,280    $ 16,865,441    $ (5,416,969)   $   (119,925)   $   (375,000)   $ 10,953,547
                                  ============    ============    ============    ============    ============    ============

           See accompanying notes to consolidated financial statements

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   FOR THE PERIOD FROM
                                                                                                     APRIL 30, 1998
                                                         FOR THE YEAR ENDED   FOR THE YEAR ENDED     (INCEPTION) TO
                                                            JUNE 30, 2000        JUNE 30, 1999        JUNE 30, 2000
                                                         ------------------   ------------------   -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                 $(4,744,007)         $  (672,962)         $(5,416,969)
Adjustments to reconcile net loss to net cash used:
  Depreciation and amortization                                   4,000                2,635                6,635
  Interest expense - amortization of debt costs                  65,000                   --               65,000
  Expenses incurred in exchange for Common Stock              3,384,358              330,166            3,714,524
  Inter-company transaction                                          --              (15,000)             (15,000)
  Interest for beneficial conversion feature                    650,000                   --              650,000
  Gain on extinguishment of debt                               (477,612)                  --             (477,612)
  Loss on minority interest in affiliate                         85,818                   --               85,818
  Provision for doubtful account                                125,000                   --              125,000
Changes in operating assets and liabilities:
(Increase) decrease in assets
  Prepaid expense                                               (46,118)                  --              (46,118)
  Other deposits                                                (40,000)                  --              (40,000)
  Security deposits                                              (5,525)                  --               (5,525)
Increase (decrease) in liabilities:
  Accounts payable                                              184,450               (7,855)             176,595
  Interest payable                                              (17,890)               5,548              (12,342)
  Accrued compensation                                          120,000              (20,000)             100,000
  Other liabilities                                            (115,000)             115,000                   --
  Deferred revenue                                               50,000                   --               50,000
                                                            -----------          -----------          -----------
  Net cash used in operating activities                        (777,526)            (262,468)          (1,039,994)
                                                            -----------          -----------          -----------
Cash flows from investing activities
  Loan to affiliated company                                   (242,125)            (310,000)            (552,125)
  Purchase of fixed assets                                       (6,335)              (6,588)             (12,923)
  Investment in Kentel LLC                                      158,070             (150,000)               8,070
  Investment in World IP                                       (125,000)                  --             (125,000)
                                                            -----------          -----------          -----------
  Net cash used in investing activities                        (215,390)            (466,588)            (681,978)
                                                            -----------          -----------          -----------
Cash flows from financing activities
   Loan proceeds from affiliate                                 251,500                   --              251,500
   Offering costs                                                    --              (10,800)             (10,800)
   Proceeds from issuance of common
     stock, net of offering costs                               273,500              748,716            1,023,376
   Proceeds from issuance of convertible
     debt, net                                                  488,050                   --              488,050
                                                            -----------          -----------          -----------
   Net cash provided by financing activities                  1,013,050              737,916            1,752,126
                                                            -----------          -----------          -----------

Net increase in cash                                             20,134                8,860               30,154

Cash and cash equivalents at beginning
 of period                                                       10,020                1,160                   --
                                                            -----------          -----------          -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $    30,154          $    10,020          $    30,154
                                                            ===========          ===========          ===========

           See accompanying notes to consolidated financial statements

                            STATEMENTS OF CASH FLOWS

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ended June 30, 2000, the Company acquired 20% of the Common Stock of Advanced Communications Technologies, Pty, an Australian corporation. This resulted in an investment totaling $19,350,000, comprised of a note payable of $7,500,000 and the issuance of 5,000,000 shares of restricted Common Stock for $11,850,000. (See note 3).

During the year ended June 30, 2000, the Company issued 500,000 shares of Common Stock, valued at $375,000, related to a rescinded acquisition. (See note 13). As of June 30, 2000, the Company has not received the funds for these shares; therefore, a Common Stock advance has been recorded in the equity section, in the amount of $375,000, to offset the value of the shares that were issued at year end.

On January 31, 2000 the Company issued 200,000 shares of Common Stock to acquire 100% of Smart Investment.com Inc. (see Note 1(A)).

During the year ended June 30, 2000, the Company accrued interest of $32,110 on a note payable. The terms of the obligation were renegotiated and an interest accrual of $34,507 was incorporated in the gain on extinguishment of debt.

           See accompanying notes to consolidated financial statements

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

NOTE 1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

            (A) Organization

            Advanced Communications Technologies, Inc. (the "Company"), a development stage enterprise which is in the telecommunication industry, and was incorporated on April 30, 1998. The Company was inactive from April 1998 to June 1998 except for the issuance of founders' shares.

            The Company owns the rights for North and South America, to a development project called Universal Wide Spectrum Cellular which will be marketed under the name of "SpectruCell". The rights are licensed from the Company's Australian affiliate, Advanced Communications Technologies Pty Ltd. ("ACT Pty.").
            (See notes 2, 3 and 11).

            On April 7, 1999, Media Forum International, Inc. ("MFI"), a Florida corporation, acquired all of the outstanding stock of ACT. The merger agreement stipulated that MFI issue, to the shareholders of the Company, nine shares of MFI's Common Stock for every one share held by the Company's stockholders. As a result of the merger, the shareholders of the Company received 60,224,227 shares and became shareholders of approximately 90% of MFI. MFI then changed its name to Advanced Communications Technologies, Inc. Generally accepted accounting principles require that the company whose shareholders retain a majority voting interest in a combined business be treated as the acquirer for accounting purposes. As a result, the merger was treated as an acquisition of MFI by the Company and as a recapitalization of the Company. Accordingly, the consolidated financial statements include the following: (1) the balance sheet consists of the Company's net assets at historical cost and MFI's net assets at historical cost and (2) the statement of operations includes the Company's operations for the period presented and the operations of MFI from the date of merger.

            On January 31, 2000 the Company acquired all the issued and outstanding shares of SmartInvestment.com Inc. an inactive reporting company for 200,000 shares of its restricted common stock. The Company elected successor issuer status to become a fully reporting company. The Company treated the purchase as a recapitalization, and has not recorded any goodwill associated with the acquisition.

            On April 5, 2000, the Company acquired 20% of the Common Stock of ACT Pty. (See note 3).

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            The Company's activities during the development stage included the raising of capital, acquisition of intangible assets, and the funding of its Australian affiliate.

            (B) Principles of Consolidation

            The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Advanced Global Communications, Inc. ("AGC"). All significant intercompany transactions and balances have been eliminated in consolidation.

            (C) Use of Estimates

            In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

            (D) Fair Value of Financial Instruments

            The carrying amounts of the Company's accounts payable, accrued liabilities, and loans payable approximates fair value due to the relatively short period to maturity for these instruments.

            (E) Marketable Securities

            Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Available-for-sale securities are carried at fair value, with unrealized losses, reported as a separate component of stockholders' equity

            (F) Property and Equipment

            Property and equipment are stated at cost and depreciated, using accelerated methods, over the estimated economic useful lives of 5 years.

            (G) Long-Lived Assets

            During 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), was issued. SFAS 121 requires the Company to review long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            The adoption of this pronouncement did not have a significant impact on the Company's financial statements as of June 30, 2000 and 1999.

            (H) Income Taxes

            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current income tax expense in the periods ended June 30, 2000 due to the net loss.

            The deferred tax asset, of approximately $1,841,769, as of June 30, 2000, arising from a net operating loss carryforward of $2,032,611 and stock issued for services of $3,384,358, has been fully offset by a valuation allowance. In addition, a net operating loss carryforward, of approximately $2,300,000, resulting from the pre-merger losses of Media Forum International, Inc. is available subject to annual usage limitations under the Internal Revenue Service Code.

            (I) Comprehensive Income

            The Company  accounts  for  Comprehensive  Income  (Loss)  under the
            Financial Accounting Standards Board Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997.

            The unrealized gains and losses, net of tax, resulting from the valuation of available-for-sale marketable securities at their fair market value at year end are reported as Other Comprehensive Income
            (Loss) in the  Statement  of  Operations  and as  Accumulated  Other
            Comprehensive Income (Loss) in Stockholders' Equity and in the Statement of Stockholders' Equity

            (J) Concentration of Credit Risk

            The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

            (K) Loss Per Share

            Net loss  per  common  share is  computed  based  upon the  weighted

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            average common shares outstanding.

            At June 30, 2000 there was an estimated 4,242,820 Common Stock equivalents in the form of convertible debt. Such convertible debt is subject to litigation (See note 8). The Common Stock equivalents have not been included in the computation of diluted loss per share since the effect was anti-dilutive.

            (L) Recent Accounting Pronouncements

            Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement No. 137 and 138, establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000. The Company believes that its adoption of pronouncement No. 133, as amended by No. 137and 138, will not have a material effect on the Company's financial position or results of operations.

NOTE 2      DUE FROM AFFILIATE

            The Company has advanced funds to ACT Pty. that is majority owned by a principal stockholder of the Company and in which it has a 20% investment. (See note 3 and 11(B)). These funds were provided in order to establish the related company's operations. The Company has advanced $552,125 through June 30, 2000. Additional funds have been provided subsequent to June 30, 2000.

NOTE 3      INVESTMENT IN AFFILIATE

            In April 2000, the Company acquired 20% of the Common Stock of ACT Pty,, an affiliate (See note 11(B)). This resulted in an investment of $19,350,000, comprised of a note payable of $7,500,000 (see note 1(d)) and the issuance of 5,000,000 shares of restricted Common Stock for $11,850,000. The shares issued were valued at the average quoted trading price during the acquisition period. The investment has been recorded using the equity method of accounting. Therefore, the investment in affiliate has been reduced by 20% of the prorated net operating loss of Advanced Communications Technologies, Pty, for the year ended June 30, 2000, which amounted to $85,818. The note payable, of $7,500,000, is non-interest bearing with payments to be made in three equal monthly installments. The debt is classified as long-term, since the agreement does not state a specified maturity date.

            During September 2000, the Company agreed to issue 5,000,000 shares of restricted Common Stock, for $3,500,000, as a credit against the outstanding debt of $7,500,000 owed by the Company for the 20% equity purchase of ACT Pty. The stock was valued at the quoted trading price on the grant date.

NOTE 4      MARKETABLE SECURITIES

            The  Company's   marketable   securities  are  comprised  of  equity

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            securities, all classified as available-for-sale, which are carried at their fair value based upon the quoted market prices of those investments at June 30, 2000. Accordingly, unrealized gains and losses are included in stockholders' equity.

            The composition of marketable equity securities at June 30, 2000 is as follows:

                                                        Gross
                                                      Unrealized
                                             Cost       (Loss)     Fair Value
                                             ----     ----------   ----------
            Available-for-sale
              Securities:
                Common Stock               $ 126,750   $(119,925)   $  6,825

NOTE 5      PROPERTY AND EQUIPMENT

            Computer and office equipment               $ 22,823
            Less: Accumulated depreciation                (6,635)
                                                        --------
                   Property and equipment - net         $ 16,188
                                                        ========

            Depreciation expense for the year ended June 30, 2000 and 1999 is $4,000 and $2,635, respectively.

NOTE 6      ACCRUED COMPENSATION

            The Company has an agreement with an individual to serve as the Chief Executive Officer of the Company (See note 14 (A)). The individual agreed to defer payment of the amounts owed him pursuant to the agreement due to the Company's lack of funds. The Company owed the individual $231,550 at June 30, 2000.

NOTE 7      NOTE AND LOAN PAYABLE

            (A) Note Payable

            MFI was obligated to pay $150,000 to a company (the "Payee") pursuant to a convertible promissory note. During December 1997, MFI issued 75,000 of its common shares to settle the amounts due to the payee. However, a dispute arose as to whether the payee authorized the issuance of the shares. The payee filed during December 1997 to enforce the convertible promissory note. Total interest payable was $84,507 as of June 30, 2000 resulting in the total principal and accrued interest payable to the payee at June 30, 2000 of $234,507. In June 2000, the parties agreed to settle the litigation for a payment of $200,000. This resulted in a gain on extinguishment of debt in the amount of $34,507. The Company made a payment of $50,000 by June 30, 2000. The remainder was to be paid with proceeds from the 75,000 shares of stock and any remaining balance to be paid by the Company. The revised obligation was to be paid by August 14, 2000. The Company is currently in default on this obligation and a judgment against the Company has been entered (See note 14(E)(ii). Management believes that

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            the amount recorded on its consolidated financial statements at June 30, 2000, in the amount of $150,000, fairly reflects the Company's potential liability.

            (B) Loan Payable to Affiliate

            As of June 30, 2000, the Company owed an affiliate $251,500. These funds were advanced to the Company to provide working capital for normal business operations.

NOTE 8      CONVERTIBLE DEBENTURES

            On September 30, 1999, the Company entered into a secured convertible debenture purchase agreement with two companies, who are already stockholders of the Company, whereby the Company sold $500,000 of 12% Secured Convertible Debentures due April 1, 2000, and which were convertible into shares of the Company's Class A Common Stock. In addition, on September 30, 1999, the Company issued another convertible debenture to an unrelated party in the amount of $150,000. The debentures are convertible, at the holder's option, into shares of common stock in whole or in part at any time from time to time after the original issue date. The number of shares of Common Stock issuable upon a conversion is to be determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued but unpaid interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the bid price during the twenty trading days immediately preceding the applicable conversion date. $60,500 overpayments received from the debenture subscribers as a result of their purchase of Common Stock under the private placement (See note 10(B)) was applied to amounts due. Of the $650,000 total debentures only $613,550 were received. As of the date of the accompanying audit reports the debentures were not converted and the Company was in default based on the April 1, 2000 due date (See note 14(E)(i)).

            The convertible debentures contain a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair value on the debenture issuance date of the Common Stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $650,000, was recorded as an interest expense and a component of equity on the issuance date (See note 14(E)(i)).

            For the year ended June 30, 2000, the Company amortized $65,000 in debenture issuance costs which is included in interest expense of $747,110.

NOTE 9      SETTLEMENT OF DEBT

            As of June 30, 1999, the Company owed certain minority stockholders $422,561. On May 25, 1999, the Company, along

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            with  two  of  its  stockholders  and  directors,   entered  into  a
            settlement agreement with these stockholders.

            The Company agreed to issue 600,000 shares of restricted Common Stock within five days of the signing of the settlement agreement and the stock option agreement. The option agreement was signed in July 1999 and the shares were issued. The Company recognized an extraordinary gain of approximately $242,561 on the extinguishment of debt in the fiscal year ended June 30, 2000 based on the quoted trading price of the Common Stock on the agreement date.

NOTE 10     STOCKHOLDERS' EQUITY

            (A) Private Placement

            During the period of April 1999 to July 1999, pursuant to a private placement under Regulation D, Rule 504, the Company issued 5,000,000 shares of Common Stock at $.20 per share. The Company received $1,060,500 from the investors, which included an overpayment of $60,500. The overpayment was included in other liabilities until it was credited to the same investors who subscribed to convertible debentures in September, 1999 See note 8). The Company incurred offering expenses of $100,000 cash and issued 33,750 shares of Common Stock valued at $10,800, based on the quoted trading price on the grant date, in lieu of the non-accountable expense reimbursement(See note 14(C)).

            The value of the cash and common stock has been charged to equity as direct costs to the offering.

            (B) Conversion of Debt

            During April 1999, the Company issued 55,000 shares of its Common Stock to an individual as payment for amounts owed. The Common Stock was value at $11,990 based on the quoted trading price of the Common Stock. The individual was owed $20,303 at the time of issuance. A gain on the extinguishment of debt was recorded, in the amount of $8,312, for the difference between the fair market value and the actual liability and is included in other income (See note 9 for additional conversion of debt).

            (C) Stock Issued For Services

            During the year ended June 30, 2000, the Company issued 3,085,000 shares of Common Stock for services. The stock was valued based on the quoted trading price on the grant dates, which aggregated $3,384,358.

NOTE 11     RELATED PARTIES

            (A) Global Communications Technology Consultants, Inc.

            Global Communications Technology Consultants, Inc., a related party, is wholly owned by the individual who owns Global Communications Technologies Ltd., a principal stockholder of the Company.

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            (B) Advanced Communications Technologies Pty. Ltd.

            Advanced  Communications   Technologies  Pty.  Ltd.,  an  Australian
            company, is majority owned by entities beneficially related to a principal stockholder.

            (C) Legal Counsel

            Certain of the Company's legal counsel are stockholders of the Company.

            (See Notes 2, 3, 9, and 14(A) for additional related party disclosures).

NOTE 12     EXECUTIVE EMPLOYMENT AGREEMENTS

            On November 7, 1999, the Company entered into an employment agreement with an individual to serve as President of the Company, for a term of three years. The individual was to receive a salary of $150,000 per year on a monthly basis. As additional consideration, the Company agreed to issue 500,000 shares of restricted stock upon execution of the agreement. In addition, the individual was to be granted 750,000 employee incentive stock options over the employment term. In January 2000, the individual resigned from the position of President. The Company never issued the 500,000 shares of restricted stock or the employee incentive stock options and transferred 40,000 shares of its restricted Common Stock to the individual in full settlement.

            On November 29, 1999, the Company entered into an employment agreement with a consulting organization to provide the functions customarily provided by a Chief Financial Officer. As compensation for these services, the Company pays $5,000 monthly in advance, plus 100,000 restricted shares of the Company's Common Stock. Starting April 1, 2000, compensation for these services increased to $10,000 per month. The issuance of stock was recorded as consulting expense over the service period based upon the quoted trading price of the stock at the agreement date.

NOTE 13     ACQUISITIONS

            In November of 1999, AGC, the Company's newly formed subsidiary (See note 14 (A)), entered into an agreement with World IP Incorporated ("World IP"), Sur Comunicaciones, S.A. (a Chilean corporation) ("Sur"), Acinel, S.A. (an Argentinean corporation) (Acinel), and the shareholders of World IP (See legal matters below). Under this agreement, AGC subscribed for the purchase of 1,020 shares, or 51%, of World IP Common Stock for $95,000 cash paid in January 2000. At the closing date, World IP executed a shareholder agreement with AGC and its former shareholders. In addition to the cash paid for the stock, AGC was to pay $60,000, to World IP, to be used to open a point of presence in Venezuela. As additional consideration for the issuance of the stock, the Company issued 500,000

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            shares of restricted Common Stock to the former shareholders of World IP. Six months from the closing date of the agreement, AGC and the Company were to measure the combined performance of World IP, Sur and Acinel, and issue additional Common Stock to the former shareholders of World IP based on its performance. The amount of additional shares of ACT common stock to be issued to the shareholders of World IP were to be equal to the lesser of (i) 1,000,000 shares, or (ii) the number of shares according to a schedule based upon the combined gross monthly income of World IP, Sur and Acinel.

            Subsequent to June 30, 2000, the Company rescinded the acquisition and is pursuing litigation to resolve this matter. Due to the uncertainty of this event, all related cash advances, totaling $125,000, have been written off as advances receivable with a 100% reserve for uncollectable amounts resulting in a bad debt expense of $125,000 in 2000 (See note 2). The 500,000 common shares issued and valued at $375,000 based upon the quoted trading price during the acquisition period are reflected as Common Stock advanced, a component of equity. (See note 14(E)(v)).

NOTE 14     COMMITMENTS AND CONTINGENCIES

            (A) Consulting / Employment Agreement

            On November 21, 1997, MFI entered into an agreement with Global Communications Technology Consultants, Inc. ("GCTC") whereby MFI engaged GCTC as consultants to MFI, and hired a GCTC employee as Chief Executive Officer ("CEO") of MFI with the primary duties of identifying suitable acquisitions, procuring new financing and assisting with any of MFI's fund raising efforts in order to build and establish a substantial revenue and earnings stream for MFI.

            The Company charged $150,000 to consulting expense pursuant to the consulting agreement during the period from the merger date through June 30, 2000. The Company accrued the majority of the fees owed to the individual due to lack of funding (See note 6). As of June 30, 2000, the Company owed the individual $231,550. This consists of $131,500 owed at March 31, 1999 pursuant to MFI's financial statement; $150,000 accrued on the Company's records and $50,000 paid during May and June 1999.

            (B) Employment Agreements

            On April 22, 1997, MFI entered into an employment agreement with an individual for the position of account and sales executive. The term was for 12 months at an initial rate of $5,500 per month with commissions on sales of between 3-5% of the individual's gross sales dependent on the individual sale profitability. The contract was not extended past its initial term. As of March 31, 1999, MFI owed the individual $11,580 for services rendered which was included in accounts payable. In June 1999, the Company issued 40,000 shares of its common stock with a fair market value of $14,000, based on the quoted trading price of the common stock, in full payment of the

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            obligation. A loss on the extinguishment of debt was recorded in the amount of $2,420 for the difference between the fair market value and the actual liability and is included in other income for 1999.

            (C) Consulting Agreement

            On March 4, 1999, MFI entered into a consulting agreement with an investment resource company to arrange for funding of a reverse merger of a target into MFI (See note 1 (A)). Upon successful completion of the merger, the consulting firm also structured for funding a Regulation D, Rule 504 investment up to $1,000,000.

            MFI agreed to compensate the consultant in the amount of 10% of the gross amount funded to MFI and 3% in non-accountable expenses.

            The Company received an aggregate of $1,060,500 during the period from April 1999 to July 1999 pursuant to this agreement. In lieu of the non-accountable expense reimbursement due to the consulting firm, the Company issued 33,750 shares of common stock having a fair value of $10,800 to the consultants in June 1999. (See note 10(A)).

            (D) Sublease Agreement

            The Company has an agreement for the rental of its offices, at $5,525 per month with a lease term of twelve months commencing on the first day of April 2000 with an option to automatically extend the lease. The minimum lease payments for the remaining life of the lease is $44,200.

            (E) Legal Matters

                  (i) As of June 30, 2000, the Company is in default on its obligation to the debenture holders based on the April 1, 2000 due date. (See note 8). One of the debenture holders holding a $150,000 debenture filed a lawsuit during July 2000 to enforce the agreement. The outcome of this litigation is unknown.

                  (ii) In June 2000, the partners agreed to settle a dispute regarding the convertible promissory note. The Company is in default on this obligation. A judgment against the Company has been entered. The potential loss is believed to be the recorded liability at June 30, 2000 of $150,000 (See note 7).

                  (iii) In July 2000, several stockholders filed an action against the Company to allow shares of the stock to be transferred from restrictive to unrestrictive under a Rule 144 exemption. The outcome of this litigation is unknown.

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

                  (iv) In September 2000, a Third Party complaint was filed against the Company which alleges that the Company failed to pay a break-up or termination fee in excess of $50,000. This allegedly was due to a failure of the parties to consummate a merger agreement. The outcome of this litigation is unknown.

                  (v) In October 2000, the Company filed suit against the World Group and its stockholders for the rescission of the World IP agreement and for monetary damages resulting from management's alleged breach of the agreement. (See note 13).

            (F) Common Stock Offering

            In June 2000, the Company entered into an agreement with a placement agent to offer up to $12,000,000 in equity securities of the Company. In general, the placement agent will receive 6% warrant coverage as a commitment fee once the investor executes the agreement, a cash fee payable upon initial and each subsequent closing equal to 6% of the amount drawn down by the Company at each closing and $35,000 non-accountable expense allowance. Once the private placement exceeds $1,000,000, the non-accountable expense allowance will be waived. This agreement will remain in effect until July 2001.

NOTE 15     ACQUISITION

            The Company transferred funds to a potential acquiree (the "acquiree") in the amount of $150,000 during June 1999 and $20,000 during July 1999. Subsequently, a dispute arose between the Company and acquiree. The Company collected $13,000 and a $157,000 promissory note, dated December 1, 1999, secured by deed of trust from a member of the potential acquirees CEO's family. The sum of $157,000 plus interest from November 1, 1999 at ten percent was due on or before February 1, 2000.

            In June 2000, the parties entered into a settlement agreement and the Company received $165,070 in full settlement. The Company has recorded a gain on the extinguishment of debt for $8,070 in 2000.

NOTE 16     GOING CONCERN

            The Company's consolidated financial statements for the year ended June 30, 2000 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $4,744,007 for the year ended June 30, 2000, and has a working capital deficiency, of $1,424,473, at June 30, 2000.

            The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. Management

            ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2000

            anticipates that the issuance of additional securities will generate
            sufficient   resources  to  assure  continuation  of  the  Company's
            operations. (See note 14(F)).

            The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 17     SUBSEQUENT EVENTS

            Effective July 1, 2000, the Company and Chief Executive Officer entered into an employment agreement that compensates the individual at $15,000 per month and a bonus of $50,000.

            On July 24, 2000,  the Company found  Australon USA Inc., a Delaware
            corporation,   owned  50%  by  the  Company  and  50%  by  Australon
            Enterprises, Pty, Ltd., an 80% owned subsidiary of ACT-Pty.

            On September 1, 2000, the Company entered into a one year agreement with the Chief Financial Officer. As compensation, the individual will receive $10,000 per month in cash and $10,000 per month in stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the NASDAQ National Market listing fee.

                                                          Amount to be
                                                              Paid
                                                          ------------
   SEC Registration fee.................................    $5,110.00
   NASD filing fee......................................
   Blue sky qualification fees and expenses.............         *
   Printing and engraving expenses......................         *
   Legal fees and expenses..............................         *
   Accounting fees and expenses.........................         *
   Transfer agent and registrar fees....................         *
   Miscellaneous........................................         *
                                                            ---------
     Total................................................
                                                            =========
     *  To be provided by amendment.

Item 14. Indemnification Of Officers And Directors

Under Section 145 of the Florida General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The Registrant's  certificate of incorporation and bylaws include  provisions to
(i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Florida (the "Florida Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Florida Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Florida Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification there under.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Registrant has no insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unrestricted Securities

The Company has issued the  following  unregistered  securities  pursuant to its
Section 506(d) private offering:

                                                            Shares Issued
                                                     --------------------------
                                                     Dollar      Amount and Date
                          Name                       Amount        May 31, 2001
    ---------------------------------------------------------------------------
    Sean R. Repko                                    25,000           83,333
    Victoria Lichtman                                25,000           83,334
    Fred S. Mann                                     25,000           83,334
    R. William Timberman                            112,000          373,334
    Melissa Graybeal                                 25,000           83,334
    Ronald Coletta                                   56,180          187,267
    Morgan Group c/o Bennie Williams                300,000        1,000,000
    Raj Selvaraju                                    75,000          250,000
    Anthony M. Castaldi                              25,000           83,333
    Gary S. Levy                                     25,000           83,333
    Frank Tremmel                                    25,000           83,333
    Wayne Madden                                     25,000           83,333
    Johnny & Janice Greene                           25,000           83,333
    Leslie Rosenberg                                 75,000          250,000
    Paul & Debora Hale                               25,000           83,333
    Michael Jones & Thomas Smith                     25,000           83,333
    Central Florida Sales and Leasing                25,000           83,333
                                                   -------------------------
                                                   $918,180        3,060,600
                                                   =========================

In addition, the Company is currently obligated to issue an additional 1,016,667 shares of its restricted common stock to subscribers of the Offering.

The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated there under (in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701) or were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated there under.

The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

Item 16. Exhibits And Financial Statement Schedules

(a) Exhibits.

Exhibit
Number      Description of Document
-------     --------------------------------

3.1         Articles of Incorporation, as currently in effect for the Company.

3.2         Bylaws, as currently in effect.

4.1         Reference is made to Exhibits 3.1, and 3.2.

5.1         Opinion of Jack H. Halperin. (1)

10.1        Office Lease by and between the Company and DBS, Inc.

10.2        Stock Purchase Agreement between the Company and ACT-Australia.

10.3 Agreement dated June 27, 2000 between Ladenburg Thalmann & Co. and the Company.

10.4 Common Stock Purchase Agreement dated December 14, 2000 between the Company and Wanquay Ltd.

10.5 Registration Rights Agreement dated December 14, 2000 between the Company and Wanquay Ltd.

10.6 Escrow Agreement dated December 14, 2000 among the Company, Wanquay Ltd. and Epstein Becker & Green.

21.1        List of Subsidiaries.

23.1        Consent of Weinberg & Company, P.A., Independent Public Accountants.

23.2        Consent of Jack H. Halperin, Esq. Reference is made to
            Exhibit 5.1. (1)

24.1        Power of Attorney. Reference is made to page II-6.

(1)         To be filed by amendment.

(b)         Financial Statement Schedules.

Schedule II--Valuation and Qualifying Accounts.

All other schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, County of Orange, State of California, on August 14, 2001.

                                          By:
                                             --------------------------------
                                             Roger May
                                             Chairman, President &
                                             Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger May and Wayne Danson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                               Date
--------------------------------------------------------------------------------

_______________________        Chief Executive Officer           August 14, 2001
Roger May                      and Director (Principal
                               Executive Officer)

_______________________        Chief Financial Officer           August 14, 2001
Wayne Danson                   and Director (Principal
                               Financial and Accounting
                               Officer)
_______________________
Randall Prouty                 Director                          August 14, 2001

_______________________
Jonathan Lichtman              Director                          August 14, 2001

_______________________
Michael Finch                  Director                          August 14, 2001

_______________________
Wilbank Roche                  Director                          August 14, 2001

_______________________
Allan Roberts                  Director                          August 14, 2001

                                 Exhibit Index

Exhibit
Number      Description of Document
-------     --------------------------------

3.1         Articles of Incorporation, as currently in effect for the Company.

3.2         Bylaws, as currently in effect.

4.1         Reference is made to Exhibits 3.1, and 3.2.

5.1         Opinion of Jack H. Halperin. (1)

10.1        Office Lease by and between the Company and DBS, Inc.

10.2        Stock Purchase Agreement between the Company and ACT-Australia.

10.3 Agreement dated June 27, 2000 between Ladenburg Thalmann & Co. and the Company.

10.4 Common Stock Purchase Agreement dated December 14, 2000 between the Company and Wanquay Ltd.

10.5 Registration Rights Agreement dated December 14, 2000 between the Company and Wanquay Ltd.

10.6 Escrow Agreement dated December 14, 2000 among the Company, Wanquay Ltd. and Epstein Becker & Green.

21.1        List of Subsidiaries.

23.1        Consent of Weinberg & Company, P.A., Independent Public Accountants.

23.2        Consent of Jack H. Halperin, Esq. Reference is made to
            Exhibit 5.1. (1)

24.1        Power of Attorney. Reference is made to page II-6.

(1)         To be filed by amendment.

(b)         Financial Statement Schedules.